UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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Health Care REIT, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2015

DEAR FELLOW SHAREHOLDERS:

We cordially invite you to attend our Annual Meeting of Shareholders on May 7, 2015 at 10:00 a.m. Eastern Time at The St. Regis New York, Two East 55th Street, at Fifth Avenue, New York, New York 10022.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the Annual Meeting.

This past year was filled with accomplishments that speak to our quality and strong position in the investment and capital markets.

•	In delivering 48.5% total shareholder return, we were among the top performing S&P 500 real estate companies.

•	We completed over $3.7 billion in gross health care real estate investments.

•	We raised a total of $3.2 billion in capital including $2.1 billion in equity through the two largest overnight offerings of any NYSE REIT and a successful £500 million bond offering in the UK in November.

Our global health care real estate platform has set the standard for consistent and resilient growth. We focus on strategic partnerships with the leading national and regional seniors housing operators and health care systems like Sunrise Senior Living, Genesis HealthCare and Kelsey-Seybold Clinic. We are using the scale of our portfolio to generate insights that help our partners grow, advance health care and create value. Moreover, we are connecting partners from different segments of the health care continuum to create exciting new opportunities.

As we continue establishing ourselves as a global health care leader, we are keenly aware of the importance of adopting modern and progressive corporate governance practices. In 2014, the Board appointed Tom DeRosa, whose association with us began in 1992, as CEO and elected me as Chairman of the Board. Separating the role of CEO from Chairman is consistent with our commitment to corporate governance that reflects best practices and the highest level of business ethics. The Board also designed Tom’s contract to align with CEO compensation best practices, including strengthening the link between pay and performance, aligning management and shareholder interests through short- and long-term objectives, and moving a component of the long-term incentive awards to a three-year forward-looking program.

Our former CEO and Chairman George Chapman stepped down after 22 years of service. Under his leadership, our enterprise value increased from $560 million to $30 billion, the number of employees grew from 19 to 404, and total returns realized by shareholders were nearly 900%, or 14% per year on a compounded annual basis. We thank George for his years of highly productive service and wish him many happy, healthy years in his well-deserved retirement.

Your vote is very important to us. We urge you to promptly vote and submit your proxy via the Internet, by phone or by signing, dating, and returning your proxy card. If you attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Instructions on how to vote are found beginning on page 1 of the Proxy Statement.

On behalf of the Board of Directors, I would like to thank you for your continued support of Health Care REIT, Inc.

Sincerely,

Jeffrey H. Donahue

Chairman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 7, 2015

TO THE SHAREHOLDERS OF HEALTH CARE REIT, INC.:

The Annual Meeting of Shareholders of Health Care REIT, Inc. (the “Annual Meeting”) will be held on May 7, 2015 at 10:00 a.m. Eastern Time at The St. Regis New York, Two East 55th Street, at Fifth Avenue, New York, New York 10022, for the purpose of considering and acting upon:

1.	The election of nine directors to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2015;

3.	The advisory vote to approve Named Executive Officer compensation; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Health Care REIT, Inc. unanimously recommends that you vote (1) “for” each of the nominees for election to the Board, (2) “for” the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2015, and (3) “for” the approval of the compensation of Health Care REIT, Inc.’s Named Executive Officers (as defined in the Proxy Statement). Shareholders of record at the close of business on March 10, 2015 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this notice.

BY ORDER OF THE BOARD OF DIRECTORS ERIN C. IBELE Executive Vice President, Head of Human Capital and Corporate Secretary Toledo, Ohio March 23, 2015	Scan this QR code to view digital versions of the Company’s Proxy Statement and 2014 Annual Report

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2015:

The Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of

Shareholders and the Proxy Statement and the Annual Report are available on the Internet free of charge at www.hcreit.com/proxy.

PLEASE PROMPTLY VOTE YOUR SHARES WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. You can vote by calling the toll-free number, scanning the QR code on your mobile device, or using the Internet. Voting instructions are included on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, as applicable. If you received a paper copy of the proxy materials, you can vote by any of these methods or by mail. If you vote by mail, please complete and sign the proxy card and return it promptly in the envelope provided. The proxy may be revoked by you at any time, and giving your proxy will not affect your right to vote in person if you attend the Annual Meeting. If you plan to attend the Annual Meeting and require directions, please call (419) 247-2800 or write to the Executive Vice President, Head of Human Capital and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615.

GENERAL INFORMATION Page 1

PROPOSAL 1—ELECTION OF DIRECTORS Page 3

DIRECTOR COMPENSATION Page 8

8	2014 Director Compensation Table

9	Director Stock Ownership Guidelines

CORPORATE GOVERNANCE Page 10

10	Board Leadership Structure

10	Independence and Meetings

11	Committee Assignments and Rotation

11	Audit Committee

11	Compensation Committee

12	Executive Committee

12	Investment Committee

12	Nominating/Corporate Governance Committee

13	Planning Committee

13	Management Committee

13	Risk Management

13	Succession Planning

14	Sustainability

14	Pledging and Hedging

14	Clawback Policy

14	Communications with the Board

14	Good Governance Practices

EXECUTIVE OFFICERS Page 15

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT AND CERTAIN BENEFICIAL OWNERS Page 18

18	Security Ownership of Directors and Management Table

19	Section 16(a) Beneficial Ownership Reporting Compliance

19	Certain Beneficial Owners Table

20	Certain Relationships and Related Transactions

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Page 21

21	Audit Fees

22	Pre-Approval Policies and Procedures

22	Audit Committee Report

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION Page 23

EXECUTIVE COMPENSATION Page 24

24	Executive Summary

26	Compensation Discussion and Analysis

50	Compensation Committee Report

51	Summary Compensation Table

53	2014 Grants of Plan-Based Awards Table

54	Employment Agreements

55	2014 Outstanding Equity Awards at Fiscal Year-End Table

57	2014 Option Exercises and Stock Vested Table

57	2014 Pension Benefits Table

58	Potential Payments Upon Termination or Change in Corporate Control

62	Quantification of Benefits

64	Risk Management and Compensation

EQUITY COMPENSATION PLAN INFORMATION Page 65

OTHER MATTERS Page 66

General Information

Notice of Electronic Availability of Proxy Materials

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), Health Care REIT, Inc. (the “Company”) is making these proxy materials available to shareholders primarily via the Internet. By doing so, the Company reduces the printing and delivery costs and the environmental impact of its Annual Meeting. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. The Notice contains instructions on how to access the Company’s proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Why am I receiving these materials?

The Board of Directors of the Company has made these materials available to you on the Internet or has delivered printed copies to you by mail in connection with the solicitation of proxies on its behalf to be used in voting at the Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on Thursday, May 7, 2015 at 10:00 a.m. Eastern Time as set forth in the Notice of Annual Meeting of Shareholders. The approximate date on which these materials will be first made available or sent to shareholders is March 27, 2015.

What is included in these materials?

These materials include:

•	this proxy statement for the Annual Meeting (the “Proxy Statement”); and
•	the Company’s Annual Report for the year ended December 31, 2014 (the “Annual Report”).

If you received printed copies by mail, these materials also include the proxy card for the Annual Meeting. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including the financial statements and the schedules thereto, as filed with the SEC, is available on the Company’s website at www.hcreit.com or may be obtained without charge by writing to the Executive Vice President, Head of Human Capital and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the shareholders will be asked to: (1) elect nine directors (Proposal 1), (2) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2015 (Proposal 2), (3) approve, on an advisory or non-binding basis, the compensation of the Company’s Named Executive Officers (as defined below in the section “Executive Compensation”) (Proposal 3), and (4) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

How does the Board of Directors recommend I vote?

The Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors (Proposal 1);

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2015 (Proposal 2); and

•	“FOR” the approval, on an advisory or non-binding basis, of the compensation of the Company’s Named Executive Officers (Proposal 3).

Who may vote at the Annual Meeting?

As of March 10, 2015, the Company had outstanding 350,104,085 shares of common stock, $1.00 par value per share. The common stock constitutes the only class of voting securities of the Company entitled to vote at the Annual Meeting. Shareholders of record at the close of business on March 10, 2015 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

If I am a shareholder of record of the Company’s shares, how do I vote?

A shareholder of record can vote in one of four ways:

Via the Internet:  You may vote by proxy via the Internet by following the instructions provided in the Notice or on your proxy card.

By telephone:  You may vote by proxy by calling the telephone number provided in the Notice or on your proxy card.

By mail:  If you receive printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

In person:  You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and you may be requested to provide proof of stock ownership as of March 10, 2015.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned without any voting instructions will be voted consistent with the Board’s recommendations.

Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

Any shareholder giving a proxy has the right to revoke it any time before it is voted by (1) filing a written revocation with the Executive Vice President, Head of Human Capital and Corporate Secretary of the Company, (2) filing a duly

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	1

General Information (continued)

executed proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. A written revocation, as described in (1) above, will not be effective until the notice thereof has been received by the Executive Vice President, Head of Human Capital and Corporate Secretary of the Company.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited by directors and officers of the Company by mail, in writing, by telephone, electronically, by personal interview, or by other means of communication. The Company will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will request brokers and nominees who hold shares in their names to furnish these proxy materials to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. The Company has hired D.F. King to solicit proxies for a fee not to exceed $9,500, plus expenses and other customary charges.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the record date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.

How will votes be tabulated at the Annual Meeting?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How are abstentions and broker non-votes treated?

Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of the directors (Proposal 1), you may vote “for,” “against” or “abstain” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. For the other items of business, you may vote “for,” “against” or “abstain.” If you elect to abstain, the abstention will have the same effect as an “against” vote.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power for the other proposal and has not received instructions from the beneficial owner. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority. Brokers do not have discretionary authority with respect to the election of the directors (Proposal 1) or the advisory vote to approve Named Executive Officer compensation (Proposal 3).

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless the Company receives contrary instructions from any shareholder at that address. This procedure is designed to reduce printing and mailing costs and the environmental impact of the Annual Meeting.

Shareholders residing at such an address who wish to receive separate copies of the Notice and, if applicable, this Proxy Statement and the Annual Report in the future and shareholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future, should write to the Executive Vice President, Head of Human Capital and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615 or call (419) 247-2800 to request a change. These materials are also available on the Internet at www.hcreit.com/proxy.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615. The Company’s telephone number is (419) 247-2800.

What is the deadline to submit shareholder proposals intended for inclusion in the Company’s proxy materials for the 2016 Annual Meeting?

Any shareholder proposals intended for inclusion in the Company’s proxy materials for the 2016 Annual Meeting must be submitted to Erin C. Ibele, Executive Vice President, Head of Human Capital and Corporate Secretary of the Company, in writing no later than November 28, 2015. In addition, under the Company’s By-Laws, in order for a shareholder to present a proposal for consideration at an annual meeting other than by means of inclusion in the Company’s proxy materials for such meeting, the shareholder must provide a written notice to the Executive Vice President, Head of Human Capital and Corporate Secretary not more than 120 days prior to the meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting. For purposes of the 2016 Annual Meeting, such a written notice must be received by the Executive Vice President, Head of Human Capital and Corporate Secretary by February 11, 2016. If a shareholder does not meet this deadline, (1) the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and (2) the persons named in the proxies solicited by the Board of Directors for the meeting may use their discretionary voting authority to vote “against” the proposal.

2	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Proposal 1—Election of Directors

The Company’s By-Laws provide that the Board of Directors shall have nine members unless changed by the Board. The Board has increased the number of directors from nine to eleven. The number of directors will be reduced to nine on May 7, 2015 because William C. Ballard, Jr. and Peter J. Grua are not standing for election at the Annual Meeting. The directors are elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The shares represented by the proxies will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal or death. If any nominee declines or is unable to accept such nomination to serve as a director, events which the Board does not now expect, the proxies reserve the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as they shall deem advisable. The proxy solicited hereby will not be voted to elect more than nine directors.

Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” such nominee’s election. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director.

Under the Company’s By-Laws, any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating/Corporate Governance Committee’s recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

As discussed in more detail below under “Corporate Governance,” the Board believes that its directors and nominees for director should, among other things, (1) have significant leadership experience at a complex organization, (2) be accustomed to dealing with complex problems, and (3) have the education, experience and skills to exercise sound business judgment. In evaluating its directors and nominees for director, the Nominating/Corporate Governance Committee looks at the overall size and structure of the Board and strives to assemble a Board that is skilled, diverse, well-rounded and experienced. The specific experiences, qualifications, skills and attributes of each of the directors are described in this proposal. These experiences, along with the directors’ integrity, sound judgment and commitment to the Company, led the Board to conclude that each of these directors should be elected to serve on the Board.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES. Each nominee receiving more votes “for” his or her election than votes “against” his or her election will be elected. If an incumbent director nominee receives a greater number of votes “against” his or her election than votes “for” such election, he or she is required to tender his or her resignation for consideration by the Nominating/Corporate Governance Committee in accordance with the Company’s By-Laws.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	3

Proposal 1—Election of Directors (continued)

Directors to be Elected

THOMAS J. DEROSA Age: 57 Director Since: 2004	Health Care REIT, Inc. Committees: • Executive • Investment • Planning	Other Directorships: • Value Retail PLC • Empire State Realty Trust, Inc.	Education: • BS – Economics and Finance, Georgetown University • MBA – Management, Columbia University

Mr. DeRosa is Chief Executive Officer of the Company. Mr. DeRosa has served as Chief Executive Officer since April 2014. Mr. DeRosa is former Vice Chairman and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he held from September 2002 until November 2004 when The Rouse Company merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons. Mr. DeRosa also serves as a director of Value Retail PLC (U.K.-based owner, operator and developer of luxury shopping villages in Europe) and Empire State Realty Trust, Inc. (owner, manager and operator of office and retail properties). Mr. DeRosa served as a director of Dover Corporation (global provider of equipment, specialty systems and services for various industrial and commercial markets) until 2010, Georgetown University (where he also served on the Audit Committee) until 2014, and CBL & Associates Properties, Inc. (owner and developer of shopping centers) until 2015. Mr. DeRosa has served as a director of the Company since 2004 and is a member of the Board’s Executive, Investment and Planning Committees. Mr. DeRosa has extensive knowledge of the real estate industry and capital markets from his experience as Vice Chairman and Chief Financial Officer of The Rouse Company and his leadership roles at Deutsche Bank and Alex. Brown & Sons and his day-to-day leadership of the Company as Chief Executive Officer provides him with intimate knowledge of the Company’s business and operations.

JEFFREY H. DONAHUE Age: 68 Director Since: 1997 Chairman; Independent Director	Health Care REIT, Inc. Committees: • Executive (Chair) • Investment • Nominating/Corporate Governance (Chair) • Planning	Other Directorships: • Bentall Kennedy • National Development Company	Education: • BA – International Economics, Cornell University • MBA – Finance, Wharton School of the University of Pennsylvania

Mr. Donahue is Chairman of the Company. Mr. Donahue has served as Chairman since April 2014. Mr. Donahue is former President and Chief Executive Officer of Enterprise Community Investment, Inc. (provider of affordable housing), a position he held from January 2003 to April 2009. Mr. Donahue was Executive Vice President and Chief Financial Officer of The Rouse Company (real estate development and operations) from December 1998 to September 2002. Mr. Donahue serves as a director of Bentall Kennedy (institutional real estate investment advisor) and the National Development Company (commercial development and property company). Mr. Donahue has also previously served on the boards of four T. Rowe Price mutual funds and the T. Rowe Price Savings Bank, plus numerous charitable boards. Mr. Donahue has served as a director of the Company since 1997, and is a member of the Board’s Executive, Investment, Nominating/Corporate Governance and Planning Committees. Mr. Donahue serves as the Chair of the Executive and Nominating/Corporate Governance Committees. Mr. Donahue has extensive knowledge of the real estate industry from his experience as President and Chief Executive Officer of Enterprise Community Investment, Inc. and Executive Vice President and Chief Financial Officer of The Rouse Company.

4	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Proposal 1—Election of Directors (continued)

FRED S. KLIPSCH Age: 73 Director Since: 2006 Independent Director	Health Care REIT, Inc. Committees: • Audit • Investment • Nominating/Corporate Governance • Planning	Other Directorships: • Hoosiers for Quality Education • VOXX International Corporation • The Friedman Foundation for Educational Choice • Marian University, Institute for Quality Education	Education: • BS – Industrial Education, Purdue University • MBA – Management, California State College Long Beach • PhD – Technology, Purdue University

Mr. Klipsch is Founder and Chairman of Hoosiers for Quality Education (organization that seeks systemic education improvement and economic growth in Indiana), a position he has held since 2007. Mr. Klipsch also serves as a director of VOXX International Corporation (consumer electronics company), The Friedman Foundation for Educational Choice and Marian University, Institute for Quality Education (non-profit organizations that educate families on school choice). From 2011 to 2014, Mr. Klipsch was Chairman of Klipsch Group, Inc. (global speaker manufacturer) and from 1989 until 2011, he was Chairman, Chief Executive Officer and majority owner of Klipsch Group, Inc. From 1982 until 1989, Mr. Klipsch was Executive Vice President, Chief Operating Officer and Chief Development Officer of Forum Group Inc. (owner, operator and developer of hospitals, retirement centers and nursing homes). From 1989 until 1996, Mr. Klipsch was Chairman and majority owner of National Guest Homes (developer and operator of assisted living centers in the southern part of the United States). In addition, Mr. Klipsch was Chairman and majority owner of Hospital Affiliates Development Corporation (“HADC”) (medical properties development company) from 1989 until 2002 at which time it became part of Windrose Medical Properties Trust (self-administered and self-managed real estate investment trust focused on owning and developing acute care medical properties throughout the United States). Mr. Klipsch served as Chairman and Chief Executive Officer of Windrose Medical Properties Trust from its formation and initial public offering in 2002 until December 2006, when Windrose Medical Properties Trust merged with the Company. Mr. Klipsch served as Vice Chairman of the Company from December 2006 until May 2009. Mr. Klipsch has served as a director of the Company since 2006 and is a member of the Board’s Audit, Investment, Nominating/Corporate Governance and Planning Committees. In addition to his significant global operational and leadership experiences with Klipsch Group, Inc., Mr. Klipsch has extensive knowledge of the hospital, medical office building, retirement center, assisted living and nursing home sectors from his ownership and operational experiences and leadership roles with the Forum Group Inc., National Guest Homes, HADC, Windrose Medical Properties Trust and the Company.

GEOFFREY G. MEYERS Age: 70 Director Since: 2014 Independent Director	Health Care REIT, Inc. Committees: • Compensation • Investment • Planning	Other Directorships: • HCA • PharMerica • Trust Company of Toledo	Education: • BA – History & Comparative Literature, Northwestern University • MBA – Finance, The Ohio State University

Mr. Meyers is the retired Chief Financial Officer, Executive Vice President and Treasurer of HCR ManorCare, Inc. (provider of short-term, post-acute services and long-term care), a position he held from 1991 to 2006. Currently, Mr. Meyers serves as a director of HCA (hospital and freestanding surgery center operator in the United States and England) and is Chairman of its Audit Committee. He is also Chairman of PharMerica (institutional pharmacy primarily for long-term care and assisted living facilities) and Chairman of Trust Company of Toledo (NW Ohio trust bank). Mr. Meyers has served as a director of the Company since June 2014 and is a member of the Board’s Compensation, Investment and Planning Committees. Mr. Meyers has extensive experience in the post-acute and acute-care industries, which provides valuable insight to the Company, and the knowledge he gained during his tenure as Chief Financial Officer of HCR ManorCare, Inc. expands the Board’s expertise in the areas of risk management, reimbursement, strategic planning, development and acquisitions.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	5

Proposal 1—Election of Directors (continued)

TIMOTHY J. NAUGHTON Age: 53 Director Since: 2013 Independent Director	Health Care REIT, Inc. Committees: • Audit • Investment • Planning	Other Directorships: • AvalonBay Communities, Inc.	Education: • BA – Economics, University of Virginia • MBA – Harvard Business School

Mr. Naughton is Chairman and Chief Executive Officer of AvalonBay Communities, Inc. (real estate investment trust focused on developing, redeveloping, acquiring and managing high-quality apartment communities). Mr. Naughton has served as a director of AvalonBay Communities, Inc. since 2005, as its Chief Executive Officer since January 2012, as its President since February 2005 and in a variety of other capacities with AvalonBay Communities, Inc. or its predecessors since 1989. Mr. Naughton serves on the Executive Committee of the National Association of Real Estate Investment Trusts, is a member of The Real Estate Round Table, is a member and past chairman of the Multifamily Council of the Urban Land Institute and is a member of the National Multi-Housing Council, where he serves on the Executive Committee. Mr. Naughton has served as a director of the Company since 2013 and is a member of the Board’s Audit, Investment and Planning Committees. As the current Chief Executive Officer of a leading, publicly-traded real estate investment trust, Mr. Naughton brings strategic insight gleaned from being the leader of one of the most progressive, well-managed companies in a comparable industry. Mr. Naughton has over 20 years of experience in the real estate investment trust and commercial real estate sectors.

SHARON M. OSTER Age: 66 Director Since: 1994 Independent Director	Health Care REIT, Inc. Committees: • Compensation (Chair) • Executive • Investment • Nominating/Corporate Governance • Planning	Other Directorships: • Bentall Kennedy	Education: • BA – Economics, Hofstra University • PhD – Economics, Harvard University

Ms. Oster is Frederic D. Wolfe Professor of Management and Entrepreneurship, Professor of Economics, at Yale University School of Management. From 2008 to 2011, she served as the Dean of the Yale University School of Management. Ms. Oster also serves as a director of Bentall Kennedy (institutional real estate investment advisor). Ms. Oster served as a director of The Aristotle Corporation (holding company for a manufacturer and distributor of educational, health and agricultural products) and Transpro, Inc. (designer and manufacturer of precision transportation products) until 2005. Ms. Oster has served as a director of the Company since 1994 and is a member of the Board’s Compensation, Executive, Investment, Nominating/Corporate Governance and Planning Committees. Ms. Oster serves as the Chair of the Compensation Committee. Ms. Oster’s expertise in competitive strategy, economic theory and management, leadership role at the Yale University School of Management and directorships with a variety of public companies give her a unique perspective.

JUDITH C. PELHAM Age: 69 Director Since: 2012 Independent Director	Health Care REIT, Inc. Committees: • Compensation • Investment • Nominating/Corporate Governance • Planning	Other Directorships: • Amgen Inc. • Smith College Trustee	Education: • BA – Government, Smith College • MPA – Harvard University

Ms. Pelham is the President Emeritus of Trinity Health (national health care system). From May 2000 to December 2004, Ms. Pelham served as the President and Chief Executive Officer of Trinity Health. Ms. Pelham served as the President and Chief Executive Officer of Mercy Health Services (health care system) from 1993 to 2000, the President and Chief Executive Officer of the Daughters of Charity Health Services (network of hospitals, home care and ambulatory services) from 1982 to 1992, and the Assistant Vice President of Brigham and Women’s Hospital from 1976 to 1980. Ms. Pelham also serves as a director of Amgen Inc. (biotechnology company) and a trustee of Smith College. Ms. Pelham has served as a director of the Company since 2012 and is a member of the Board’s Compensation, Investment, Nominating/Corporate Governance and Planning Committees. Ms. Pelham has extensive knowledge and leadership experience in the health care industry from her service as the President and Chief Executive Officer of Trinity Health, Mercy Health Services and the Daughters of Charity Health Services.

6	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Proposal 1—Election of Directors (continued)

SERGIO D. RIVERA Age: 52 Director Since: 2014 Independent Director	Health Care REIT, Inc. Committees: • Audit • Investment • Planning

Other Directorships:

•  Florida Chamber of Commerce Trustee

•  American Hotel and Lodging Association

•  American Resort Development Association

•  University of Central Florida, Rosen College of Hospitality Management Advisory Board

Education: • BBA – Finance, Florida International University • MBA – Florida International University

Mr. Rivera is President of The Americas for Starwood Hotels & Resorts Worldwide, Inc. (hotel and leisure company), a position he has held since 2012. He also serves as Chief Executive Officer and President of Starwood Vacation Ownership, Inc. (timeshare business), a wholly owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., a position he has held since 2007. Mr. Rivera has served in a variety of capacities with Starwood Hotels & Resorts Worldwide, Inc. since 1998. Mr. Rivera is also a director for the American Hotel and Lodging Association, director and trustee of the American Resort Development Association, and trustee of the Florida Chamber of Commerce. Additionally, he serves as a member of the University of Central Florida, Rosen College of Hospitality Management Advisory Board, the Urban Land Institute and the CEO Roundtable of the U.S. Travel Association. Mr. Rivera has served as a director of the Company since August 2014 and is a member of the Board’s Audit, Investment and Planning Committees. Mr. Rivera’s extensive experience in real estate development and investment strategy, corporate finance and accounting, and operating matters relevant to management of complex global businesses with one of the leading hotel and leisure companies in the world provides valuable insight to the Board.

R. SCOTT TRUMBULL Age: 66 Director Since: 1999 Independent Director	Health Care REIT, Inc. Committees: • Audit (Chair) • Executive • Investment • Planning	Other Directorships: • Franklin Electric Co., Inc. • Artisan Partners Funds, Inc. • Schneider National, Inc. • Columbus McKinnon Corporation	Education: • BA – Economics, Denison University • MBA – General Management, Harvard Business School

Mr. Trumbull is Chairman of the Board of Franklin Electric Co., Inc. (manufacturer of water and fuel pumping systems), a position he has held since January 2003. From 2003 to 2014, Mr. Trumbull was also Chief Executive Officer of Franklin Electric Co., Inc. From October 2001 through December 2002, Mr. Trumbull was Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc. (manufacturer of glass containers). From 1993 to 2001, Mr. Trumbull served as Executive Vice President, International Operations & Corporate Development of Owens-Illinois, Inc. Mr. Trumbull also serves as a director of Schneider National, Inc. (privately-held leader in freight delivery and logistics), Artisan Partners Funds, Inc. (investment management firm) and Columbus McKinnon Corporation (designer, manufacturer and marketer of material handling systems and services). Mr. Trumbull has served as a director of the Company since 1999 and is a member of the Board’s Audit, Executive, Investment and Planning Committees. Mr. Trumbull serves as the Chair of the Audit Committee. Mr. Trumbull’s leadership experience as Chairman and Chief Executive Officer of Franklin Electric Co., Inc. and in various capacities at Owens-Illinois, Inc. provides the Board with a global perspective.

Directors Not Standing for Election

William C. Ballard, Jr., age 74. Mr. Ballard has served as a director of the Company since 1996 and is a member of the Board’s Audit, Investment and Planning Committees. Mr. Ballard is not standing for election at the Annual Meeting. At such time, he will no longer be a member of the Board of Directors or any of its committees. Mr. Ballard’s decision not to stand for election is not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Peter J. Grua, age 61. Mr. Grua has served as a director of the Company since 1999 and is a member of the Board’s Compensation, Investment and Planning Committees. Mr. Grua is not standing for election at the Annual Meeting. At such time, he will no longer be a member of the Board of Directors or any of its committees. Mr. Grua’s decision not to stand for election is not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	7

Director Compensation

The table below summarizes the compensation paid in 2014 to the Company’s non-employee directors.

2014 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash($)		Stock Awards($)(9)	Total($)
William C. Ballard, Jr.	$81,500		$95,001	$176,501
Thomas J. DeRosa	30,040	(1)	95,001	125,041
Jeffrey H. Donahue	194,290	(2)	95,001	289,291
Peter J. Grua	95,476	(3)	95,001	190,477
Fred S. Klipsch	81,500		95,001	176,501
Geoffrey G. Meyers	41,538	(4)	49,730	91,268
Timothy J. Naughton	81,500		95,001	176,501
Sharon M. Oster	104,952	(5)	95,001	199,953
Jeffrey R. Otten	26,813	(6)	95,001	121,814
Judith C. Pelham	83,500		95,001	178,501
Sergio D. Rivera	27,960	(7)	33,335	61,295
R. Scott Trumbull	104,243	(8)	95,001	199,244
(1)	Includes $2,505 additional fee for serving as Audit Committee Chair from January 2014 to February 2014 and $1,745 additional fee for serving as Compensation Committee Chair from March 2014 to April 2014. On April 13, 2014, Mr. DeRosa was appointed to serve as the Chief Executive Officer. This table only includes compensation paid to Mr. DeRosa in 2014 before he became Chief Executive Officer. Please see the “Summary Compensation Table” for information regarding Mr. DeRosa’s compensation as the Chief Executive Officer.

(2)	Includes $2,505 additional fee for serving as Compensation Committee Chair from January 2014 to February 2014, $2,908 additional fee for serving as Lead Director from March 2014 to April 2014, $89,588 additional fee for serving as Chairman of the Board of Directors beginning in April 2014 and $6,290 additional fee for serving as Nominating/Corporate Governance Committee Chair beginning in July 2014.

(3)	Includes $4,175 additional fee for serving as Lead Director from January 2014 to February 2014 and $6,549 additional fee for serving as Nominating/Corporate Governance Committee Chair from January 2014 to February 2014 and from April 2014 to July 2014.

(4)	Mr. Meyers was appointed to the Board of Directors on June 24, 2014.

(5)	Includes $1,454 additional fee for serving as Nominating/Corporate Governance Committee Chair from March 2014 to April 2014 and $10,751 additional fee for serving as Compensation Committee Chair beginning in April 2014.

(6)	Mr. Otten retired from the Board of Directors on May 1, 2014.

(7)	Mr. Rivera was appointed to the Board of Directors on August 26, 2014.

(8)	Includes $12,495 additional fee for serving as Audit Committee Chair beginning in March 2014.

(9)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to the non-employee directors and are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant), which were (a) $56.28, $61.95 and $57.33 for grants on February 6, 2014, February 7, 2013 and January 26, 2012, respectively, (b) $63.35 for the grant to Mr. Meyers on June 24, 2014 and (c) $66.67 for the grant to Mr. Rivera on August 26, 2014. As of December 31, 2014, (a) each non-employee director (other than Mr. Meyers, Mr. Naughton, Ms. Pelham and Mr. Rivera) held an aggregate of 3,262 deferred stock units that have not yet been converted into shares of common stock, (b) Mr. Meyers held an aggregate of 785 deferred stock units that have not yet been converted into shares of common stock, (c) Mr. Naughton held an aggregate of 1,688 deferred stock units that have not yet been converted into shares of common stock, (d) Ms. Pelham held an aggregate of 2,710 deferred stock units that have not yet been converted into shares of common stock and (e) Mr. Rivera held an aggregate of 500 deferred stock units that have not yet been converted into shares of common stock.

The form and amount of non-employee director compensation is determined by the Board of Directors upon the recommendation of the Compensation Committee. Generally, the Board’s policy is to pay its non-employee directors appropriate and competitive compensation so as to ensure the Company’s ability to attract and retain highly-qualified directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee director compensation on a bi-annual basis with its independent compensation consultant, which advises the Compensation Committee on the design and amount of compensation for non-employee directors.

8	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Director Compensation (continued)

The compensation program for non-employee directors for the 2014 calendar year consisted of:

Cash Compensation

•	$80,000 annual cash fee

•	Additional Committee Chair fees of $15,000 per year for the Chairs of the Audit, Compensation and Nominating/Corporate Governance Committees

•	If the Board of Directors holds more than four meetings in a year, each director will receive $1,500 for each meeting attended in excess of four meetings

•	If any of the Audit, Compensation, Executive or Nominating/Corporate Governance Committees holds more than four meetings in a year, each member will receive $1,000 for each meeting attended in excess of four meetings

•	Each non-employee member of the Executive Committee received $7,500 for their services in 2014 in connection with strategic planning sessions of the Executive Committee

Equity Compensation

In 2014, the non-employee directors each received grants of deferred stock units with a value of $95,000, pursuant to the 2005 Long-Term Incentive Plan. The deferred stock units are converted into shares of common stock in three equal installments on the first three anniversaries of the date of grant. Recipients of the deferred stock units also are entitled to dividend equivalent rights.

DIRECTOR STOCK OWNERSHIP GUIDELINES

In February 2013, the Compensation Committee revised the Company’s minimum stock ownership policy to require each non-employee director, within five years of joining the Board or February 7, 2013, whichever is later, to own shares of common stock or deferred stock units with a fair market value of at least four times his or her annual cash fee.

Mr. DeRosa, as the Chief Executive Officer of the Company, is required, within five years of his date of hire, to own shares of the Company’s common stock with a fair market value at least five times his annual base salary.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	9

Corporate Governance

BOARD LEADERSHIP STRUCTURE

The Board is responsible for the selection of the Chairman of the Board and the Chief Executive Officer. The Board believes it is in the best interests of the Company for the Board to make a determination regarding whether to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Accordingly, these roles may be filled by one individual or by two different individuals (and during the course of its history, the Company has utilized each leadership model).

In April 2014, the Board separated the roles of Chairman and Chief Executive Officer and appointed Jeffrey H. Donahue, formerly the Board’s independent Lead Director, to serve as the Company’s non-executive Chairman and Mr. DeRosa, who has served on the Board since 2004, to serve as the Chief Executive Officer of the Company. With the appointment of a non-executive Chairman, the role of independent Lead Director will remain unfilled.

The Board believes the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and increases the Board’s independent oversight.

The Board periodically reviews and assesses the Company’s leadership structure in connection with its review of succession planning. During this review, the Board, in addition to its consideration of the separation of the Chairman and Chief Executive Officer roles, consults with Mr. DeRosa regarding future candidates for senior leadership positions, succession timing for those positions, and development plans for the candidates with the greatest potential. This process facilitates a meaningful discussion regarding all senior leadership positions, ensures continuity of leadership over the long term and forms the basis on which the Company makes ongoing leadership assignments. See “Executive Officers” below for a description of the roles, background and experience of the executive officers of the Company.

Mr. Donahue, the non-executive Chairman, presides at all meetings of the shareholders and of the Board of Directors. The Board met five times during the year ended December 31, 2014. Executive sessions of non-employee directors are held after regularly scheduled meetings of the Board and an executive session of independent directors is held at least once each year. Mr. Donahue, the non-executive Chairman, presides at all such sessions or meetings of the independent directors.

INDEPENDENCE AND MEETINGS

The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the New York Stock Exchange and a Code of Business Conduct and Ethics that meets the New York Stock Exchange’s listing standards and complies with the rules of the Securities and Exchange

Commission. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company’s website at www.hcreit.com/investor-relations/governance.

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director independence in February 2015. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a director is independent.

The Board determined that other than Mr. DeRosa, all of the directors (Mr. Ballard, Mr. Donahue, Mr. Grua, Mr. Klipsch, Mr. Meyers, Mr. Naughton, Ms. Oster, Ms. Pelham, Mr. Rivera and Mr. Trumbull) meet the specific minimum independence requirements of the New York Stock Exchange. The Board also determined that other than Mr. DeRosa, all of the directors (Mr. Ballard, Mr. Donahue, Mr. Grua, Mr. Klipsch, Mr. Meyers, Mr. Naughton, Ms. Oster, Ms. Pelham, Mr. Rivera and Mr. Trumbull) have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and are therefore independent under the general independence standards of the New York Stock Exchange and the Corporate Governance Guidelines. The Board also determined that Jeffrey R. Otten, a former director, was independent prior to his retirement from the Board on May 1, 2014 and George L. Chapman, the former Chairman, Chief Executive Officer and President of the Company, was not independent prior to his resignation from the Board on April 13, 2014 because he was the Chief Executive Officer and President of the Company. Mr. DeRosa is not independent because he is the Chief Executive Officer of the Company.

The Board determined that all of the members of the Audit Committee (Mr. Ballard, Mr. Klipsch, Mr. Naughton, Mr. Rivera and Mr. Trumbull) are independent under the general independence standards of the New York Stock Exchange and the Corporate Governance Guidelines and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Additionally, the Board determined that all of the members of the Compensation Committee (Mr. Grua, Mr. Meyers, Ms. Oster and Ms. Pelham) are independent, non-employee and outside directors, as the case may be, under the rules of the New York Stock Exchange, Securities and Exchange Commission and Internal Revenue Service. Finally, the Board determined that all of the members of the Nominating/Corporate Governance Committee (Mr. Donahue, Mr. Klipsch, Ms. Oster and Ms. Pelham) are independent under the rules of the New York Stock Exchange.

10	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Corporate Governance (continued)

The Company’s policy is to schedule a meeting of the Board on the date of the annual meeting of shareholders and all of the directors are encouraged to attend that meeting. All directors attended last year’s annual meeting of shareholders.

The Board has standing Audit, Compensation, Executive, Investment, Nominating/Corporate Governance and Planning Committees. In 2014, all incumbent directors (except for Mr. Rivera) attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served. Mr. Rivera, a new director who joined the Board in August 2014, only had the opportunity to attend two meetings in 2014—a joint meeting of the Board of Directors and the Investment Committee and a meeting of the Audit Committee. He was unable to attend the joint meeting of the Board of Directors and the Investment Committee because of obligations existing prior to his appointment as a director, so his attendance was below 75%. Mr. Rivera was able to attend the meeting of the Audit Committee. In 2015, Mr.  Rivera has attended all of the meetings of the Board and the committees on which he serves.

COMMITTEE ASSIGNMENTS AND ROTATION

The Nominating/Corporate Governance Committee periodically reviews committee assignments and makes recommendations to the Board for rotations of assignments and appointment of committee chairs, as appropriate. During 2014 and 2015, the Board, upon the Nominating/Corporate Governance Committee’s recommendations, made a number of changes to committee assignments and chairs as a result of Mr. Chapman’s retirement and to otherwise address appropriate committee needs.

AUDIT COMMITTEE

The Audit Committee has the authority and responsibility to engage and discharge the independent registered public accounting firm, pre-approve all audit and non-audit services to be provided by such firm, review the plan and results of the auditing engagement, review management’s evaluation of the adequacy of the Company’s system of internal control over financial reporting, direct and supervise investigations into matters within the scope of its duties, and perform the duties set forth in its written charter and such other duties as are required by applicable laws or securities exchange rules.

The Audit Committee met six times during the year ended December 31, 2014. The members of the Audit Committee are Mr. Ballard, Mr. Klipsch, Mr. Naughton, Mr. Rivera and Mr. Trumbull, with Mr. Trumbull serving as Chair.

The Audit Committee is comprised solely of directors who are not officers or employees of the Company and who the Board has determined have the requisite financial literacy to serve on the Audit Committee. Additionally, the Board determined that no member of the Committee has any material relationship with the Company that might interfere with the exercise of the member’s independent judgment and that each member meets the standards of independence established by the Securities and Exchange Commission and the New York Stock Exchange. See “Independence and Meetings” above for a discussion of independence determinations.

The Board, after reviewing all of the relevant facts and circumstances, determined that Mr. Ballard, Mr. Klipsch, Mr. Naughton, Mr. Rivera and Mr. Trumbull are “audit committee financial experts.”

The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com/investor-relations/governance.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for determining the nature and amount of compensation for executive officers. The Compensation Committee met six times during the year ended December 31, 2014. The members of the Compensation Committee are Mr. Grua, Mr. Meyers, Ms. Oster and Ms. Pelham, with Ms. Oster serving as Chair. The Board determined that the members of the Compensation Committee are independent, non-employee and outside directors, as the case may be, under the rules of the New York Stock Exchange, Securities and Exchange Commission and Internal Revenue Service. The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com/investor-relations/governance. See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	11

Corporate Governance (continued)

EXECUTIVE COMMITTEE

The function of the Executive Committee is to exercise all the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board. The Executive Committee is also responsible for reviewing and approving the Company’s investments between meetings of the Investment Committee. The Executive Committee met seven times during the year ended December 31, 2014. The members of the Executive Committee are Mr. DeRosa, Mr. Donahue, Ms. Oster and Mr. Trumbull, with Mr.  Donahue serving as Chair.

INVESTMENT COMMITTEE

The function of the Investment Committee is to review and approve the Company’s investments in health care and seniors housing real estate. During the year ended December 31, 2014, the Investment Committee met four times. Each member of the Board is a member of the Investment Committee. The Executive Committee is responsible for reviewing and approving the Company’s investments between meetings of the Investment Committee.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Responsibilities and Members. The Nominating/Corporate Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on the Board, making nominations to fill vacancies on the Board and selecting the nominees for the directors to be elected by the shareholders at each annual meeting. In addition, the Committee is responsible for evaluating, implementing and overseeing the standards and guidelines for the governance of the Company, including monitoring compliance with those standards and guidelines, developing and implementing succession plans and evaluating the performance of the Board. The Nominating/Corporate Governance Committee met six times during the year ended December 31, 2014. The members of the Nominating/Corporate Governance Committee are Mr. Donahue, Mr. Klipsch, Ms. Oster and Ms. Pelham, with Mr. Donahue serving as Chair.

The Committee is comprised solely of directors who are not officers or employees of the Company. The Board has determined that no member of the Committee has any material relationship with the Company that might interfere with the member’s exercise of his or her independent judgment and that each member meets the standards of independence established by the New York Stock Exchange.

The Nominating/Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com/investor-relations/governance.

Consideration of Director Nominees. The Board believes that a nominee for director should be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, directors and nominees for director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound business judgment and should have high personal and professional ethics, strength of character, integrity and values. Also, directors and nominees for director should be available and willing to attend regularly scheduled meetings of the Board and its committees and otherwise able to contribute a reasonable amount of time to the Company’s affairs, with participation on other boards of directors encouraged to provide breadth of experience to the Board. Unless otherwise determined by the Board, no person shall be nominated for election as a director after his or her 75th birthday.

In identifying and evaluating nominees for director, the Committee first looks at the overall size and structure of the Board each year to determine the need to add or remove directors. Second, taking into consideration the characteristics mentioned above, the Committee determines if there are any specific qualities or skills that would complement the existing strengths of the Board. The Committee takes diversity into account in identifying and evaluating nominees for director. The Committee considers diversity in terms of (1) professional experience, including experience in the Company’s primary business segments and in areas of possible future expansion, (2) educational background and (3) age, race, gender and national origin.

The Committee uses multiple sources for identifying and evaluating nominees for director, including referrals from current directors and management, and may seek input from third party executive search firms retained at the Company’s expense. If the Committee retains one or more search firms, such firms may be asked to identify possible nominees, interview and screen such nominees and act as a liaison between the Committee and each nominee during the screening and evaluation process.

The Committee will review the résumé and qualifications of each candidate based on the criteria described above, and determine whether the candidate would add value to the Board. With respect to candidates that are determined by the Committee to be potential nominees, the Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Committee and the Chairman of the Board will interview qualified candidates. Once it is determined that a candidate is a good prospect, the candidate will be invited to meet the other members of the Committee. If the candidate is approved by the Committee, the candidate will have an opportunity to meet with the remaining directors and management. At the end of this process, if the Committee determines that the candidate will be able to add value to the Board and the candidate expresses his or her interest in serving on the Board, the Committee will then recommend to the Board that the candidate stand for election by the shareholders or fill a vacancy or newly created position on the Board. Each year, the Board and the Committee evaluate the size, composition and diversity of the Board as part of the Board and Committee self-evaluation process. These self-evaluations help the Committee assess the effectiveness of the foregoing procedures for identifying and evaluating nominees for director.

12	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Corporate Governance (continued)

A third-party recruiting firm retained by the Committee identified, evaluated and recommended Mr. Meyers and Mr. Rivera as potential nominees for director. The Committee, through the process described above, recommended to the Board that each of Mr. Meyers and Mr. Rivera be appointed as a director. The Board appointed Mr. Meyers as a member of the Board in June 2014 and Mr. Rivera as a member of the Board in August 2014.

The Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Committee in care of the Executive Vice President, Head of Human Capital and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Committee requires that shareholder recommendations for director nominees be submitted by November 28, 2015 and be accompanied by (1) the name, age, business address and, if known, residence address of the nominee, (2) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee, (3) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the nominee and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended, together with a written statement from the nominee that he or she is willing to be nominated and desires to serve, if elected.

Also, the shareholder making the nomination should include (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the nominee and (2) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the shareholder making the nomination and by any other supporting shareholders. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

In addition to the right of shareholders to recommend director nominees to the Committee, the By-Laws provide that a shareholder entitled to vote for the election of directors may make nominations at a meeting of shareholders of persons for election to the Board if the shareholder has complied with specified prior notice requirements. To be timely, a shareholder’s notice of an intent to nominate a director at a meeting of shareholders must be in writing and delivered to the Executive Vice President, Head of Human Capital and Corporate Secretary not more than 120 days prior to the meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting of shareholders. With respect to the 2015 Annual Meeting, such a notice must be received by the Executive Vice President, Head of Human Capital and Corporate Secretary by February 11, 2016. The By-Laws further require that such a notice include all of the information specified in the preceding paragraph for shareholder recommendations to the Committee for director nominees.

The Company may require that the proposed nominee furnish other information as the Company may reasonably request to assist in determining the eligibility of the proposed nominee to serve as a director. At any meeting of shareholders, the Chairman of the Board may disregard the purported nomination of any person not made in compliance with these procedures.

PLANNING COMMITTEE

The function of the Planning Committee is to assist management with identifying strategic opportunities for the Company. The Planning Committee met one time during the year ended December 31, 2014. Each member of the Board is a member of the Planning Committee.

MANAGEMENT COMMITTEE

The function of the Management Committee is to provide leadership in the organization and the marketplace and to position the Company to deliver on its commitments to growth and excellence. The Management Committee consists of six members of senior management, including the Chief Executive Officer.

RISK MANAGEMENT

The Board of Directors and Management Committee play a vital role in overseeing the management of the Company’s risks. The Board reviews the Company’s significant risk exposure, including operational, strategic, financial, legal and regulatory risks. The Management Committee oversees management of material risks and sets policy regarding enterprise risk management (“ERM”).

In order to manage these risks, the Management Committee has established a comprehensive Enterprise Risk Management Program (“ERM Program”) led by an experienced Director, Enterprise Risk Management, who reports to the Chief Operating Officer. The Director, working collaboratively with the leaders of all of the Company’s business functions, identifies and evaluates enterprise risk throughout the organization. After review and input from those business function leaders and the Management Committee, the Director works with the various business units to mitigate risks that are deemed material or are otherwise determined to be priorities by the Management Committee. Additionally, a report detailing the risks identified and the results of mitigation efforts are reported to the Board on a regular basis, including results of risk mitigation testing performed by Internal Audit.

SUCCESSION PLANNING

The Board of Directors and the Management Committee continue to be actively engaged in succession planning for the Company. Succession planning addresses both succession in the ordinary course of business and contingency planning in case of unexpected events. In 2014, this resulted in a seamless transition of the Chief Executive Officer role. The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and oversees the evaluation of other members of the Management Committee. At least annually, the

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	13

Corporate Governance (continued)

Board reviews succession plans for the Chief Executive Officer and members of the Management Committee. Each member of the Management Committee meets quarterly with the Chief Executive Officer to discuss development plans and opportunities. From time to time, the Chief Executive Officer makes his recommendations and evaluations of potential successors, along with a review of any development plans for such individuals. Additionally, the Company is developing an annual process for evaluating and developing the next generation of leaders.

SUSTAINABILITY

In 2014, the Company completed its second Carbon Disclosure Project survey, the Global Real Estate Sustainability Benchmark survey, and the Company’s Global Reporting Initiative guided annual sustainability report. The Company views its sustainability program as an important means to minimize the environmental impact of its real estate portfolio, proactively address climate change, engage stakeholders, and to align the Company’s buildings with the delivery of healthcare. To view the Company’s latest sustainability report and learn more about its corporate responsibility actions, visit www.hcreit.com/sustainability.

PLEDGING AND HEDGING

The Company’s insider trading policy prohibits the Company’s directors and executive officers from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

CLAWBACK POLICY

If the Company is required to prepare a financial restatement due to the Company’s material non-compliance with any financial reporting requirement, the Compensation Committee may require any of the Company’s executive officers and certain other covered officers to repay to the Company that part of the incentive compensation received by such officer during the three-year period preceding the publication of the restated financial statement that the Compensation Committee determines was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the financial results reported in the restated financial statement. The amount and form of the compensation to be recouped is determined by the Compensation Committee in its discretion.

COMMUNICATIONS WITH THE BOARD

Shareholders and other parties interested in communicating with the Board of Directors or any specific directors, including the non-executive Chairman or the non-employee or independent directors as a group, may do so by writing to the Board of Directors, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Nominating/Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Executive Vice President, Head of Human Capital and Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Executive Vice President, Head of Human Capital and Corporate Secretary, relates to the functions of the Board or committees thereof or that she otherwise determines requires their attention (for example, if the communication received relates to questions, concerns or complaints regarding accounting, internal control over financial reporting and auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review). Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of such correspondence.

GOOD GOVERNANCE PRACTICES

A commitment to strong and sustainable governance practices is a hallmark of the Board’s stewardship on behalf of shareholders. As such, the Company continuously reviews its practices to ensure effective collaboration of management and the Board.

•	Of the Board’s eleven directors, ten are independent, including an independent Chairman.

•	Average Board tenure was reduced from 13 years in 2014 to 9 years in 2015.

•	Directors are elected annually by a majority of votes cast in an uncontested election.

•	The Board has adopted and published committee charters to guide its oversight.

•	On an annual basis, the Board conducts self and peer evaluations, reviews Board independence and undertakes key committee self-evaluations.

•	New directors receive an orientation.

•	The Company has stock ownership guidelines for executives and directors.

•	The Company has specific policies and practices to align executive compensation with long-term shareholder interests.

•	The Board reviews management succession plans at least annually.

14	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Officers

In April 2014, the Company created a Management Committee to work with Mr. DeRosa to oversee the Company’s day-to-day operations. Scott M. Brinker, Scott A. Estes, Charles J. Herman, Jr., Erin C. Ibele and Jeffrey H. Miller, each executive officers of the Company, were appointed to serve with Mr. DeRosa on the Management Committee in recognition of their significant contributions to the successful execution of the Company’s growth strategy. The Committee provides leadership in the organization and the marketplace and positions the Company to deliver on its commitments to growth and excellence. In July 2014, the Company expanded the roles of the members of the Management Committee (as detailed below for each member) as part of its effort to streamline workflow processes and identify development opportunities for individuals at all levels of the organization.

The following information is furnished as to the executive officers of the Company:

THOMAS J. DEROSA Age: 57

Title:

•  Chief Executive Officer

Responsibilities:

•  Sets vision and strategic direction for the Company

•  Represents the Company’s interests in the capital markets and with industry groups

•  Manages key client relationships and crafts strategic growth plans with key relationships

•  Develops new business relationships and opportunities

•  Advocates for the advancement of the health care and REIT industries, the Company and the transformation of health care

Mr. DeRosa has served as Chief Executive Officer of the Company since April 2014. Mr. DeRosa’s biographical information is set forth under “Directors to be Elected” above.

SCOTT M. BRINKER Age: 38

Title:

•  Executive Vice President and Chief Investment Officer

Responsibilities:

•  Establishes the Company’s investment strategy in consultation with the Management Committee and manages all aspects of the investment process

•  Directs the investment and underwriting processes and manages all Investment Teams

•  Identifies new business opportunities

•  Manages key client relationships

•  Oversees portfolio strategy and performance

Mr. Brinker has served as Executive Vice President and Chief Investment Officer of the Company since July 2014. Mr. Brinker served as Executive Vice President-Investments of the Company from January 2012 to July 2014, as Senior Vice President-Underwriting and Research of the Company from January 2009 to January 2012 and as Vice President-Underwriting and Research of the Company from January 2006 to January 2009. Since July 2001, Mr. Brinker has served in various capacities with the Company.

SCOTT A. ESTES Age: 44

Title:

•  Executive Vice President and Chief Financial Officer

Responsibilities:

•  Develops the Company’s financial strategy in consultation with the Management Committee and leads capital raising

•  Directs the fiscal functions of the Company in accordance with all accounting, regulatory and advisory expectations

•  Manages all finance, accounting, treasury, tax and legal functions, with indirect oversight over the audit function

•  Manages banking and analyst relationships

•  Leads the investor relations function

Mr. Estes has served as Executive Vice President and Chief Financial Officer of the Company since January 2009. Mr. Estes served as Senior Vice President and Chief Financial Officer of the Company from March 2006 to January 2009 and as Vice President of Finance of the Company from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	15

Executive Officers (continued)

CHARLES J. HERMAN, JR. Age: 49

Title:

•  Executive Vice President and President of Seniors Housing and Post-Acute

Responsibilities:

•  Manages key client relationships

•  Develops new business relationships and opportunities

•  Evaluates opportunities for growth in the seniors housing and post-acute industries

•  Advocates for the advancement of the seniors housing and post-acute industries

•  Represents the Company with key industry associations

Mr. Herman has served as Executive Vice President and President of Seniors Housing and Post-Acute of the Company since July 2014. Mr. Herman served as Executive Vice President and Chief Investment Officer of the Company from March 2006 to July 2014, as Vice President and Chief Investment Officer of the Company from May 2004 to March 2006 and as Vice President of Operations of the Company from August 2000 to May 2004. From 1998 to August 2000, Mr. Herman was a founding member and President of Herman/Turner Group, LLC, a health care consulting company. Prior to that date, Mr. Herman was a founder and Chief Operating Officer of Capital Valuation Group, a health care consulting firm founded in 1991.

ERIN C. IBELE Age: 53

Title:

•  Executive Vice President, Head of Human Capital and Corporate Secretary

Responsibilities:

•  Manages all aspects of people and performance

•  Leads the corporate communications function

•  Serves as primary liaison to the Board

•  Manages SEC regulatory compliance and corporate governance

•  Establishes the Company’s administrative priorities and leads various administrative functions

Ms. Ibele has served as Executive Vice President, Head of Human Capital and Corporate Secretary of the Company since July 2014. Ms. Ibele served as Senior Vice President-Administration and Corporate Secretary of the Company from March 2006 to July 2014 and as Vice President-Administration and Corporate Secretary of the Company from January 1993 to March 2006. Since 1986, Ms. Ibele has served in various capacities with the Company.

16	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Officers (continued)

JEFFREY H. MILLER Age: 55

Title:

•  Executive Vice President and Chief Operating Officer

Responsibilities:

•  Manages all operational aspects of the Company, including investment integration, information management and financial planning and analysis

•  Manages the Outpatient Medical division

•  Supports the structuring, approval and strategic prioritization of investments

•  Establishes operating policies and procedures

•  Manages the Company’s domestic and international satellite offices

•  Oversees portfolio performance jointly with the CIO

Mr. Miller has served as Executive Vice President and Chief Operating Officer of the Company since July 2014. Mr. Miller served as Executive Vice President and General Counsel of the Company from March 2006 to July 2014 and assumed the additional title of Executive Vice President-Operations in January 2009. Mr. Miller served as Vice President and General Counsel of the Company from July 2004 to March 2006. From 1996 to June 2004, Mr. Miller was a partner in the real estate practice group of the law firm of Shumaker, Loop & Kendrick, LLP.

MICHAEL A. CRABTREE Age: 58

Title:

•  Senior Vice President and Treasurer

Responsibilities:

•  Manages ratings agency relationships

•  Leads banking relationships, debt management, foreign exchange and cash management

•  Provides counsel on strategic transactional accounting

•  Oversees enterprise risk management

•  Provides tax oversight and management

Mr. Crabtree has served as Senior Vice President and Treasurer of the Company since January 2009. Mr. Crabtree served as Vice President and Treasurer of the Company from March 2006 to January 2009, as Treasurer of the Company from July 2000 to March 2006 and as Controller of the Company from 1996 to September 2002. From July 1993 to July 1996, Mr. Crabtree was Chief Financial Officer of Westhaven Services Co., a provider of pharmaceutical services to nursing homes.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	17

Security Ownership of Directors and Management and Certain Beneficial Owners

The table below sets forth, as of March 10, 2015, unless otherwise specified, certain information with respect to the beneficial ownership of the Company’s shares of common stock by each director of the Company, each Named Executive Officer, and the directors and executive officers of the Company as a group. Unless noted below, each person has sole voting and investment power regarding the Company’s shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of the Company.

Name of Beneficial Owner	Shares Held of Record(1)	Options Exercisable Within 60 Days	Total Shares Beneficially Owned(2)(3)(4)(5)
William C. Ballard, Jr.	38,590	0	38,590	(6)
Scott M. Brinker	63,134	22,837	85,971
George L. Chapman	385,016	224,983	609,999	(7)
Thomas J. DeRosa	72,568	0	72,568
Jeffrey H. Donahue	31,349	0	31,349
Scott A. Estes	95,181	76,930	172,111
Peter J. Grua	29,265	0	29,265
Charles J. Herman, Jr.	90,491	16,893	107,384
Fred S. Klipsch	74,997	0	74,997	(8)
Jeffrey H. Miller	89,590	25,105	114,695
Geoffrey G. Meyers	0	0	0
Timothy J. Naughton	2,963	0	2,963
Sharon M. Oster	43,599	0	43,599	(9)
Judith C. Pelham	2,367	0	2,367
Sergio D. Rivera	1,000	0	1,000
R. Scott Trumbull	61,902	0	61,902	(10)
All directors and executive officers as a group (17 persons)	796,955	193,058	990,013	(11)
(1)	Includes all restricted shares granted under the Company’s 1995 Stock Incentive Plan (“1995 Long-Term Incentive Plan”), Stock Plan for Non-Employee Directors or the Amended and Restated 2005 Long-Term Incentive Plan (“2005 Long-Term Incentive Plan”) beneficially owned by such directors and Named Executive Officers and all directors and executive officers as a group as of March 10, 2015.

(2)	Does not include 511 deferred stock units granted to each non-employee director (other than Mr. Meyers, Mr. Naughton and Mr. Rivera) in February 2013. These deferred stock units will be converted into shares of common stock on the next anniversary of the date of grant.

(3)	Does not include 1,125 deferred stock units granted to each non-employee director (other than Mr. Meyers and Mr. Rivera) in February 2014. These deferred stock units will be converted into shares of common stock in two equal installments on the next two anniversaries of the date of grant.

(4)	Does not include 1,532 deferred stock units granted to each non-employee director in February 2015. These deferred stock units will be converted into shares of common stock on the next anniversary of the date of grant.

(5)	Does not include 15,618 restricted stock units granted to Mr. DeRosa pursuant to a performance-based restricted stock unit grant agreement. See page 36 of the “Compensation Discussion and Analysis” section for additional information regarding this performance-based restricted stock unit award. These restricted stock units will vest in three equal installments on April 13 of each of 2015, 2016 and 2017 subject to the satisfaction of certain performance goals. Settlement of these restricted stock units is automatically deferred under the terms of the performance-based restricted stock unit grant agreement until the earliest of Mr. DeRosa’s “separation from service” (as defined by Section 409A of the Code), a change in control of the Company or his death.

(6)	Mr. Ballard’s total shares beneficially owned include 5,000 shares owned by his spouse.

(7)	On April 13, 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President of the Company. Mr. Chapman retired from his employment with the Company on June 30, 2014. Mr. Chapman is included in this table because he is a Named Executive Officer. Mr. Chapman’s shares held of record are reported as of June 30, 2014, his last day as an employee of the Company. Mr. Chapman’s right to exercise all or any portion of his stock options generally expires on June 30, 2019, unless the maximum term of an option grant is reached prior to that date.

(8)	Mr. Klipsch’s total shares beneficially owned include 3,500 shares owned by his spouse.

(9)	Ms. Oster’s total shares beneficially owned include 17,000 shares owned by her spouse.

(10)	Mr. Trumbull’s total shares beneficially owned include 23,362 shares held in trust for the benefit of his immediate family, as to which his spouse is the trustee. Mr. Trumbull disclaims beneficial ownership of these 23,362 shares.

(11)	Total beneficial ownership represents 0.28% of the outstanding shares of common stock of the Company.

18	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Security Ownership of Directors and Management and Certain Beneficial Owners (continued)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own beneficially more than 10% of the shares of common stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors and executive officers complied with all applicable filing requirements during the fiscal year ended December 31, 2014.

Based upon filings made with the Securities and Exchange Commission in January and February 2014 (with respect to holdings as of December 31, 2014), the only shareholders known to the Company to be the beneficial owners of more than 5% of the Company’s common stock are as follows:

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Common Stock(5)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	49,707,083	(1)	14.20%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	32,606,490	(2)	9.31%
Vanguard Specialized Funds 100 Vanguard Blvd. Malvern, PA 19355	24,037,955	(3)	6.87%
Cohen & Steers, Inc. 280 Park Avenue 10th Floor New York, NY 10017	17,626,030	(4)	5.03%
(1)	Includes 443,490 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., and 954,084 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. In the aggregate, The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. have sole voting power over 1,011,670 shares, shared voting power over 265,404 shares, sole dispositive power over 48,877,689 shares and shared dispositive power over 829,394 shares.

(2)	In the aggregate, BlackRock, Inc. and its affiliates have sole voting power over 29,737,583 shares and sole dispositive power over 32,606,490 shares.

(3)	Vanguard Specialized Funds has sole voting power over 24,037,955 shares.

(4)	Includes 17,543,245 shares beneficially owned by Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, Inc., and 82,785 shares beneficially owned by Cohen & Steers UK Limited, an affiliate of Cohen & Steers, Inc. Cohen & Steers, Inc. has sole voting power over 10,117,100 shares and sole dispositive power over 17,626,030 shares; Cohen & Steers Capital Management, Inc. has sole voting power over 10,117,100 shares and sole dispositive power over 17,543,245 shares; Cohen & Steers UK Limited has sole dispositive power over 82,785 shares. The principal address for Cohen & Steers UK Limited is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN.

(5)	The percentages set forth in the table reflect percentage ownership as of March 10, 2015. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2014.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	19

Security Ownership of Directors and Management and Certain Beneficial Owners (continued)

Certain Relationships and Related Transactions

Policies and Procedures for Review, Approval or Ratification of Related Party Transactions

The Company has a written policy requiring all material transactions with related parties to be approved or ratified by the Nominating/Corporate Governance Committee. The policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In determining whether to approve or ratify a transaction, the Nominating/Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has determined that transactions that involve any employment by the

Company of an executive officer of the Company shall be deemed to be pre-approved if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K because the person is a Named Executive Officer, or if the executive officer is not a Named Executive Officer and the compensation would have been reported in the Company’s proxy statement if the executive officer had been a Named Executive Officer (and the Company’s Compensation Committee approved or recommended that the Board approve such compensation). The Board also has pre-approved certain transactions that involve any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K, certain charitable contributions by the Company if the related party is an employee or a director of the charitable institution, and any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis.

20	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of the Company’s independent registered public accounting firm. The Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2015. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the Company’s inception in 1970. The Audit Committee periodically considers whether, in order to assure continuing auditor independence, it should adopt a policy requiring the regular rotation of the independent registered public accounting firm. The Audit Committee (and in particular the Chair of the Audit Committee) ensures the rotation of the lead (or coordinating) audit partner and is directly involved in the selection of Ernst & Young LLP’s lead audit partner. The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting, the Audit Committee will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2016 because of the difficulty and expense of making a substitution. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories, are as follows:

	Year ended December 31,
	2014	2013
Audit Fees	$2,913,454	$3,223,269
Audit-Related Fees	37,135	20,664
Tax Fees:
Tax Compliance	4,876,506	3,848,962
Tax Planning and Tax Advice	2,556,931	785,838
All Other Fees	0	188,785
Totals	$10,384,026	$8,067,518

Audit fees include fees associated with the annual audit, the review of the Company’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as comfort letters, consents and assistance with review of documents to be filed with or furnished to the Securities and Exchange Commission.

Audit-related fees include fees associated with assurance and related services that are traditionally performed by an independent accountant, and include access to research databases and consultations concerning financial accounting and reporting standards.

Tax fees include fees for tax compliance and tax planning and tax advice services. Tax compliance involves the preparation of original and amended tax returns, claims for refund and tax payment-planning services and assistance with tax audits and appeals. Tax planning and tax advice encompass a diverse range of services, including advice related to acquisitions, and requests for rulings or technical advice from taxing authorities.

The increase in tax fees in 2014 is primarily due to changes in tax laws affecting the Company and the increase in tax reporting and tax planning requirements as a result of significant acquisition activity in 2013 and 2014, including large, complex transactions in 2014 that required significant tax planning. In 2014, the Company engaged a third-party tax consultant and transitioned certain tax compliance and planning services from Ernst & Young LLP to this tax consultant. The Company anticipates that this transition will result in a significant decrease in the tax fees paid to Ernst & Young LLP in 2015.

All other fees include fees for insurance and risk management advisory services.

None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Code and related regulations.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for such ratification.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	21

Proposal 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm (continued)

Pre-Approval Policies and Procedures

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for the Company by Ernst & Young LLP and is responsible for the audit fee negotiations associated with the engagement of Ernst & Young LLP. At its quarterly meetings, the Audit Committee gives its prior approval for particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services. Prior to giving its approval, the Committee reviews the written descriptions of these services provided by Ernst & Young LLP and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.

All of the audit services, audit-related services, tax compliance services, tax planning and tax advice services and other services provided to the Company by Ernst & Young LLP during the year ended December 31, 2014 were pre-approved by the Audit Committee.

Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Committee reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board). In addition, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Committee concerning independence. The Committee has also discussed with the independent registered public accounting firm such firm’s independence from management and the Company and considered the compatibility of non-audit services with such firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Committee met with such firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held six meetings during the year ended December 31, 2014.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Mr. Ballard, Mr. Klipsch, Mr. Naughton, Mr. Rivera and Mr. Trumbull were each members of the Committee in 2014 and participated in the reviews and discussions described above.

Submitted by the Audit Committee

R. Scott Trumbull, Audit Committee Chair

William C. Ballard, Jr., Audit Committee Member

Fred S. Klipsch, Audit Committee Member

Timothy J. Naughton, Audit Committee Member

Sergio D. Rivera, Audit Committee Member

22	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s compensation programs are designed to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased shareholder returns. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company during a period of tremendous growth. Please refer to “Executive Compensation—Executive Summary” for an overview of the compensation of the Named Executive Officers and the Company’s key financial and strategic achievements in 2014 that drove compensation decisions.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. The Board and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, the Company will consider shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Resolved, that the compensation paid to the Company’s Named Executive Officers as disclosed in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables, is hereby approved.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY OR NON-BINDING BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for advisory approval of this proposal.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	23

Executive Compensation

The Compensation Committee is responsible for the Company’s executive compensation program and implementing its underlying philosophy and policies. An overview and analysis of the Company’s executive compensation program, philosophy and policies is set forth below.

The Company’s named executive officers for 2014 (the “Named Executive Officers” or “NEOs”) were:

Named Executive Officers	Title in 2014
Thomas J. DeRosa	Chief Executive Officer
Scott A. Estes	Executive Vice President and Chief Financial Officer
Scott M. Brinker	Executive Vice President and Chief Investment Officer
Charles J. Herman, Jr.	Executive Vice President and President of Seniors Housing and Post-Acute
Jeffrey H. Miller	Executive Vice President and Chief Operating Officer
George L. Chapman	Former Chairman, Chief Executive Officer and President (on April 13, 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President of the Company)

Executive Summary

COMPENSATION PRINCIPLES

The Company’s executive compensation program is designed to attract, motivate and retain top executive talent. Competing successfully in this dynamic sector requires highly skilled, knowledgeable individuals who are committed to delivering outstanding shareholder returns while effectively building relationships across the industry. The Compensation Committee continually reviews and refines the Company’s compensation practices so that the compensation system is in line with the market, is responsive to concerns of shareholders, and takes into account best compensation practices. To that end, the Company’s compensation program is based on three core principles:

•	Align pay and performance, utilizing absolute and relative goals that measure performance both on an annual and multi-year basis.
•	Align management and shareholder interests, by establishing rigorous goals that balance and measure value creation over both the short and long term.
•	Pay the majority of compensation in the form of equity that vests over an extended number of years.

SHAREHOLDER OUTREACH EFFORTS

In 2014, the Compensation Committee continued its shareholder outreach efforts so that they could fully and completely understand the position of key shareholders with respect to compensation programs, discuss proposed revisions to the compensation plan and solicit feedback, all as more fully detailed on pages 28-29. The Compensation Committee met with shareholders representing over 38% of total shares outstanding and met in person with the proxy advisory firm ISS Proxy Advisor Services (“ISS”) to gain ISS’s perspective on these matters.

24	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation (continued)

COMPENSATION PLAN CHANGES

In response to evolving market best practices and shareholder input, the Compensation Committee continued to refine and enhance the compensation program in 2014. The revisions to the program were designed with the assistance of the Company’s compensation advisor, FPL Associates (“FPL”), and in consultation with outside legal counsel (to assure that the Compensation Committee was receiving independent advice on legal aspects of the compensation program).

Based on input from FPL, the management team, outside legal counsel, and shareholder groups, the Compensation Committee implemented the following changes to the compensation program in 2014:

•	Removed the individual performance component from the long-term incentive plan (pages 29 and 45).
•	Recalibrated the weightings of all components of the annual cash bonus program and the long-term incentive plan (pages 31 and 45). The weightings for the measures included in the annual cash bonus program now vary among the NEOs based on their operational responsibilities.
•	Removed the credit ratings component from the annual cash bonus program (page 31).
•	Increased the difficulty of two measures in the annual cash bonus program relative to the same measures in 2013 (page 31).
•	Entered into an employment agreement with Mr. DeRosa that reflects current best practices in CEO contracts (page 36).
•	Took steps to implement a new forward-looking long-term incentive plan that will feature consecutive, rolling three-year tranches, phasing out annual and multi-year plans.

2014 PERFORMANCE

HCN enjoyed a record year in 2014. The Company delivered total shareholder return of 48.5%, among the best performance of any REIT in the S&P 500. The Company’s strategy is based on acquiring and developing a well-diversified, high quality portfolio located in strong and growing markets operated or managed by best-in-class seniors housing and care organizations and health systems. This strategy resulted in very strong performance. The Company’s significant growth continued during the year with the completion of $3.7 billion of strategic investments, including approximately $1 billion of international investments. The Company also had strong access to capital during the year and significantly improved its balance sheet and credit metrics.

The Compensation Committee evaluates all pre-established qualitative and quantitative metrics and factors in making its compensation decisions. Among the important metrics and factors the Compensation Committee considered were the management team’s success in the following areas:

•	Delivered total shareholder return of 48.5% in 2014, among the top performing REITs in the S&P 500 (page 34).
•	Completed $3.7 billion in gross new investments during the year, including $2 billion of investments with existing operators (page 34).
•	Increased international diversification by completing $1 billion of gross investments in the United Kingdom and Canada in 2014 (pages 34-35).
•	Significantly improved the portfolio quality by disposing of nearly $1 billion of non-core assets.
•	Generated sector-leading same-store cash NOI (“SSNOI”) growth in 2014.
•	Raised $3.2 billion in equity and debt capital in 2014, including the two largest overnight marketed common stock offerings by any NYSE listed company during the year, and the Company’s second successful Sterling-denominated debt offering with the issuance of £500 million of senior unsecured notes.
•	Improved the balance sheet and key credit metrics including adjusted interest coverage and adjusted fixed charge coverage.
•	Closed a new, five-year $3.23 billion unsecured credit facility with improved pricing compared to the previous $2.98 billion facilities.
•	Paid a cash dividend of $3.18 per share in 2014, which represents an increase of 4% over dividends paid during 2013 (page 35).
•	Operated efficiently as total general and administrative expenses as a percentage of gross assets was only 0.46% (page 35).
•	Seamlessly transitioned leadership from Mr. Chapman to Mr. DeRosa and successfully created the Management Committee, which oversees the Company’s day-to-day operations.
•	Received 10 additional EnergyStar certifications in 2014 and completed the second annual sustainability report.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	25

Executive Compensation—CD&A

Compensation Discussion and Analysis

To assist shareholders in finding important information, this CD&A is organized as follows:

1.	COMPENSATION PHILOSOPHY AND OBJECTIVES

The philosophy underlying the Company’s executive compensation program is to provide relative pay for relative, and in some instances, absolute performance. The objective is to attract and retain the caliber of executive officers and other key employees necessary for the Company to deliver sustained high performance to shareholders. The short-term and long-term metrics built into the compensation program are specifically designed to align management and shareholder interests directly. Outlined below are the principles underlying the Company’s executive compensation program.

•	Strongly align pay and performance, utilizing absolute and relative goals across annual and multi-year performance periods
¡	Payouts vary based upon the degree to which performance measures are achieved.
¡	Multiple performance measures are used to ensure a focus on overall Company performance.
¡	Variable reward payouts are designed to provide competitive compensation for achieving expected performance, and enhanced compensation for performance that exceeds expectations.

•	Attract and retain top management talent
¡	The executive compensation program is structured to attract and retain individuals with the skills necessary to effectively manage a complex, growing international business.
¡	The Compensation Committee regularly benchmarks its executive compensation program to compensate executives to approximate the median level for target performance, with above median payouts for superior performance.
¡	Individual performance is a key element in the annual cash bonus program, which is designed to motivate executives to perform at the highest levels.

•	Link compensation realized to the achievement of the Company’s short and long-term financial and strategic goals
¡	A majority of each Named Executive Officer’s total direct compensation opportunity is in the form of annual and long-term incentive compensation.
¡	Performance measures are selected based on careful assessment of measures that will encourage profitable growth and increase shareholder value.
¡	Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals that reflect the Company’s short and long-term business plans.

•	Align management and shareholder interests by engaging in long-term shareholder value creation
¡	Long-term incentive awards are granted in the form of equity awards that vest based on performance and continued employment over multiple years, which aligns management’s interests with those of the Company’s shareholders.
¡	The current bifurcated long-term incentive program includes an annual and three-year forward-looking component emphasizing both short-term and long-term shareholder value creation.
¡	Stock ownership guidelines require that Board members and executives maintain significant levels of stock ownership, further emphasizing the focus on long-term shareholder return and alignment with shareholder interests.

26	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

2.	POLICIES AND PROCEDURES

The Compensation Committee is responsible for determining the nature and amount of compensation for the Company’s Chief Executive Officer and for reviewing and approving the compensation for the other five executive officers listed on pages 15-17. The Committee consists of four non-employee directors. Ms. Oster is the Chair of the Compensation Committee and Mr. Grua, Mr. Meyers and Ms. Pelham are Compensation Committee members.

The Company’s compensation policies and programs are designed to implement the philosophy described above. The Company has implemented a number of measures in an effort to drive performance and align the interests of the Company’s executives with shareholders.

What the Company Does	What the Company Doesn’t Do

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value-creation metrics that are disclosed to the shareholders. All of the incentive compensation (both cash and equity) is subject to the achievement of various performance objectives.

Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses to anyone. It currently has no guaranteed commitments to grant any equity-based awards. Finally, the entire long-term program is predicated on the achievement of performance metrics. This ensures that the Company is able to base all compensation awards on measurable performance factors and business results.

Provide excise tax gross-up payments. The Company will not enter into any new agreements that include excise tax gross-up payments.

Reprice options. Since its initial public offering in 1978, the Company has not repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the 2005 Long-Term Incentive Plan.

Pledging or hedging. The Company’s insider trading policy prohibits the Company’s directors and executive officers from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the shares are earned.

Balances short-term and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives.
Caps award payouts. Amounts or shares that can be earned under the annual incentive program and long-term incentive program are capped. No guaranteed minimum amounts or awards are provided.
Maintains share ownership guidelines. The Company has established the following minimum share ownership requirements: CEO – five times base salary; executive officers – three times base salary; and outside directors – four times the annual cash fee.
Includes double-trigger change in control provisions. The CEO’s employment agreement includes “double trigger” severance provisions requiring both a change in control and a subsequent termination of employment.
Utilizes an independent compensation consulting firm. The Compensation Committee has engaged an independent compensation consulting firm that specializes in the REIT industry.
Maintains a clawback policy. The Compensation Committee adopted a clawback policy that, in the event of a financial restatement, allows the Company to recoup incentive compensation paid to executive officers based on the misstated financial information.
Conducts a risk-assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	27

Executive Compensation—CD&A (continued)

3.	ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee has engaged FPL as its independent compensation consultant to advise the Committee on compensation program design, the components of the Company’s executive compensation programs and the amounts the Company should pay its executive officers.

FPL performs no services for management unless requested by and on behalf of the Chair of the Compensation Committee. The consultant generally attends meetings of the Compensation Committee, and the Chair of the Compensation Committee frequently interacts with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at meetings and to obtain the consultant’s opinion and perspective on proposals prepared by management.

During 2014, FPL performed the following specific services:

•	Re-evaluated the Peer Group
•	Conducted a comprehensive review of executive and board compensation
•	Developed a new long-term incentive program design

As part of the process of assessing the effectiveness of the Company’s compensation programs and assisting with implementation, the consultant also interacts with members of management. The consultant’s primary contacts with management are the Executive Vice President and Chief Financial Officer and the Executive Vice President, Head of Human Capital and Corporate Secretary. The independence of FPL was assessed by the Compensation Committee and no conflicts of interest were found.

4.	INPUT OF EXECUTIVE OFFICERS ON COMPENSATION

The Compensation Committee receives input from certain executive officers on a variety of issues related to compensation.

•	The Chief Executive Officer considers the performance of each NEO and makes recommendations to the Compensation Committee regarding each NEO’s individual performance score associated with the annual cash bonus program, and future increases to base salary and incentive compensation opportunities. The Compensation Committee takes these recommendations into consideration when determining earned incentive compensation and when setting compensation opportunities for the coming year.
•	Each year, management establishes an annual plan for the Board’s review, which includes financial budgets and key strategic objectives for the Company. The Compensation Committee has designed the compensation programs to encompass key financial and strategic objectives included in the annual plan.
•	The Company’s Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Operating Officer assist the Compensation Committee in assessing the financial and legal impact of compensation decisions.
•	The Company’s Executive Vice President, Head of Human Capital and Corporate Secretary assists the Compensation Committee in administering the compensation programs, including the Company’s 2005 Long-Term Incentive Plan, and ensuring that all relevant documentation and disclosures are completed (e.g., filings with the Securities and Exchange Commission and legal documents).

5.	SHAREHOLDER OUTREACH INITIATIVES

At the 2014 Annual Meeting, approximately 85% of shareholder votes were cast in favor of the compensation of the NEOs (also commonly referred to as “Say-on-Pay”). This represents a significant improvement from the voting results for the 2013 Say-on-Pay proposal (50.03% in favor). The Compensation Committee and management were pleased with these results, but it did not alter their commitment to extensive engagement with shareholders as part of their continuing efforts to refine and enhance the executive compensation program.

In 2014, Ms. Oster, the Compensation Committee Chair, and Mr. Donahue, the Chairman of the Board, arranged and participated in five detailed and substantive meetings with shareholders (representing over 38% of shares of common stock outstanding) to discuss the Company’s compensation programs, as well as the Company’s corporate governance initiatives, including the separation of the roles of Chief Executive Officer and Chairman and board tenure and composition. These meetings provide a great opportunity for our independent directors to better understand shareholder perspectives and receive valuable feedback. None of the Company’s employees or executives attended or participated in any of these meetings. Ms. Oster and Mr. Donahue also held an in-person meeting with the proxy advisory firm ISS to consider and determine whether the views of the proxy advisor regarding the Company’s compensation programs were similar to the views of the shareholders. In addition, Ms. Oster and Mr. Donahue participated in panel discussions hosted by ISS to consider compensation trends, issues and best practices.

28	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

The Compensation Committee, with assistance from FPL, considered the opinions provided during these meetings (as well as the opinions provided during shareholder and investor meetings conducted in 2013) in its evaluation of the 2014 compensation program and in the development of the 2015 compensation program. Investors were pleased with the Company’s continuing efforts to enhance the connection between pay and performance. The Company’s efforts include increasing the rigors of metrics included in its compensation programs, adjusting the weightings of the various measures and utilizing forward-looking programs. See below for information regarding the new three-year forward-looking long-term incentive program.

In 2014, the Executive Vice President and Chief Financial Officer, along with select members of management, spoke with 42 investors (representing over 50% of shares of common stock outstanding) to discuss Mr. DeRosa’s appointment as Chief Executive Officer, the separation of the roles of Chief Executive Officer and Chairman, the creation of the Management Committee and other corporate governance initiatives.

Investor Feedback

What the Company heard	How the Company responded
Chairman and CEO roles should be separated.	In April 2014, the Board separated the roles of Chairman and Chief Executive Officer. This change reflects the Company’s commitment to current best practices and has been well-received by investors.
The link between pay and performance and the rigor of performance measures is very important.	In 2014, the Company took additional steps to increase the rigor of the executive compensation program and enhance the link between pay and performance by (1) changing the weightings of all components of the annual cash bonus program and the long-term incentive plan, including reducing the absolute total shareholder return component of the long-term incentive plan to 25% and increasing the two relative TSR goals to 75% in the aggregate, (2) removing the credit ratings component from the annual cash bonus program and (3) increasing the difficulty of two measures in the annual cash bonus program relative to the same measures in 2013.
Shareholders like the use of both short-term and long-term metrics, with the latter focused on forward-looking performance.	For many years, performance has been evaluated across a variety of metrics, looking at both short-term and long-term goals and absolute and relative metrics (the latter particularly as it relates to total shareholder return). While the Company continues to believe, and investors concur, that such a program is appropriate, the Compensation Committee has started to transition to a new three-year forward-looking long-term incentive program. This program will feature consecutive, rolling three-year tranches (rather than the split three-year historical component and three-year forward-looking component used for 2014 and 2015). The new three-year program will include total shareholder return, leverage and internal growth metrics.
It is an uncommon practice to have an individual component embedded in both annual and long-term incentive components.	Commencing in 2014, the Company removed the individual component that was historically included in the long-term incentive plan. The only individual performance component that remains in the current program is part of the annual cash bonus incentive metrics, which is consistent with market and Peer Group practices and comprises no more than 25% of the weighting under the cash bonus program for any NEO.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	29

Executive Compensation—CD&A (continued)

6.	IMPROVEMENTS TO EXECUTIVE COMPENSATION PROGRAM STRUCTURE

The Compensation Committee continues to work with FPL, solicit feedback from proxy advisory firms, and engage shareholders to ensure all potential compensation concerns are evaluated and its pay for performance practices are supported.

There were significant changes to the management team during 2014. As described in more detail on page 10, in April 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President, Mr. DeRosa was appointed as Chief Executive Officer and Mr. Donahue was appointed as Chairman of the Board. In connection with this transition, the Company created a Management Committee to work with Mr. DeRosa to oversee the Company’s day-to-day operations. In addition to Mr. DeRosa, the Management Committee includes Mr. Brinker, Mr. Estes, Mr. Herman, Mr. Miller and Ms. Ibele. Later in 2014, the roles of the various members of the Management Committee were redefined and expanded, positioning the Company to deliver on its commitments to growth and excellence. The Compensation Committee made important changes to the annual cash bonus program in connection with the promotions and expanded roles. Historically, the components of the annual cash bonus program were weighted the same for each NEO. However, the Compensation Committee recalibrated the weightings in 2014 to account for the NEOs’ varied influence on the metrics.

The Company enhanced the compensation program structure in 2014.

•	Eliminated the individual component from the annual long-term incentive program

•	Adjusted weightings for performance measures based on responsibilities

The Company believes that these changes will improve shareholder returns and create meaningful shareholder value over the long term. In addition, as described above, the Company is in the process of transitioning to what will be an entirely new three-year forward-looking long-term incentive program that the Company believes will further enhance the link between pay and performance.

30	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

Changes to the Annual Cash Bonus Program

The weightings for the measures included in the annual cash bonus program now vary among the NEOs based on their operational responsibility and sphere of influence. For example, Mr. Brinker and Mr. Herman have a more direct impact on same store cash NOI growth and net real estate investments than other NEOs, so their weightings for those metrics are greater than the other NEOs.

Annual Incentive Cash Bonus Measures

	weighting		weighting
2013	CEO / other NEOs	2014	DeRosa/ Estes	Brinker	Herman	Miller

Normalized FFO per share	20% / 15%	Normalized FFO per share	30%	10%	10%	25%

Added in 2012: Same storecash NOI growth	20% / 15%	Same store cash NOI growth**	20%	32.5%	32.5%	10%

Net Real Estate Investments	13.3% / 10%	Net Real Estate Investments	10%	32.5%	22.5%	20%

Added in 2013: Cash NOI vs. underwritten projections on 2012 operating acquisitions	13.3% / 10%	Cash NOI vs. underwritten projections on 2013 operating acquisitions**	10%	0%	10%	15%

Added in 2013: General and Administrative Expense controls	6.7% / 5%	General and Administrative Expense controls	10%	0%	0%	10%

Maintain Credit Ratings	6.7% / 5%	Removed in 2014: Maintain Credit Ratings

Individual Goals	20% / 40%	Individual Goals	20%	25%	25%	20%

**Increased	achievement goals compared to 2013 as noted on pages 39-40.

The Compensation Committee also increased the rigor of the annual cash bonus program by removing the credit ratings component, increasing the threshold score for Cash NOI vs. underwritten projections on 2013 operating acquisitions from 90% to 95% of underwritten projections and increasing the target and high score for same store cash NOI growth from 3.0% and 4.0%, respectively, to 3.5% and 4.5%, respectively. These changes were designed to further enhance the link between relative pay and relative performance.

Changes to the Long-Term Incentive Plan

In response to feedback from investors and proxy advisory firms, the Compensation Committee removed the individual performance component from the long-term incentive plan for 2014. This change eliminates some duplication with the annual cash bonus program and results in a program that is based entirely on quantitative goals. The Compensation Committee also modified the weightings that apply to each measure.

For 2014, 85% of the CEO’s 2014 total target compensation was performance-based and not guaranteed and 62% was in the form of long-term equity compensation (see page 38). Likewise, an average of 82% of the other NEOs’ 2014 total target compensation (excluding Mr. Chapman) was performance-based and not guaranteed, and 54% was in the form of long-term equity compensation.

No shareholders questioned the rigor of the Company’s annual cash bonus program or long-term incentive program during the 2014 shareholder outreach efforts.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	31

Executive Compensation—CD&A (continued)

Long-Term Incentive Program

The Company’s three-year forward-looking long-term incentive component spans the period 2013-2015, with awards to be granted in early 2016 based on corporate performance during the three-year performance period ending December 31, 2015. Mr. DeRosa began participating in the three-year program in April 2014 in connection with his appointment as Chief Executive Officer. This component of the compensation plan, which remained in effect during 2014, is designed to align executive incentives with capital market expectations and promote long-term shareholder value creation. See pages 48-49 for a further discussion of the three-year program.

In response to investor feedback and in consultation with FPL, the Compensation Committee has started to transition to a new forward-looking long-term incentive program. This program will feature consecutive, rolling three-year tranches (rather than the split three-year historical component and three-year forward-looking component used for 2014 and 2015). The new three-year program will include total shareholder return, leverage and internal growth metrics.

32	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

7.	COMPENSATION PEER GROUP

As part of its annual compensation review, the Compensation Committee conducts a comprehensive review of the executive compensation programs relative to a relevant Peer Group of comparable REITs. The competitive review is one of the compensation elements the Compensation Committee takes into account in making compensation decisions. Along with Company performance, the Compensation Committee also considers the experience, tenure and past performance of the respective executive officers.

The Company is now the 5th largest REIT measured by enterprise value and is included in the S&P 500 Index. As illustrated below, the Peer Group was selected because they are similar in size to the Company and share a similar business model, geographic footprint, regulatory environment and competitive dynamics. The Peer Group represents the industries with which it currently competes for executive talent, and also includes the Company’s principal business competitors. The Peer Group has evolved over time as the Company has grown.

For 2014, the Peer Group remained unchanged from 2013 and included two REITs in the health care sector and eight other REITs. These REITs were:

Peer	Industry	Market Capitalization
Public Storage	Self-Storage	$32.0 billion
Equity Residential	Multi-family	$27.1 billion
General Growth Properties, Inc.	Regional Mall	$25.0 billion
Health Care REIT, Inc.	Health Care	$24.8 billion
Vornado Realty Trust	Diversified	$23.4 billion
Boston Properties, Inc.	Office	$22.0 billion
AvalonBay Communities, Inc.	Multi-family	$21.6 billion
Prologis, Inc.	Industrial	$21.5 billion
Ventas, Inc.	Health Care	$21.3 billion
HCP, Inc.	Health Care	$20.5 billion
Host Hotels & Resorts, Inc.	Hotel	$18.2 billion

Source: SNL Financial, data as of 12/31/14.

               Source: Key Banc, data as of 12/31/14.

Findings from the Peer Group review indicated that the current place for Mr. DeRosa’s total target remuneration (sum of base salary, cash bonus and equity awards) is the lowest among the CEOs in the Peer Group. The review also indicated that the target total remuneration for the NEOs (other than Mr. DeRosa and Mr. Chapman, in the aggregate) is approximately at the 46th percentile relative to the non-CEO named executive officers (in the aggregate) in the Peer Group. The market median is the desired competitive position for Mr. DeRosa and the other NEOs (in the aggregate), respectively, with higher pay opportunities if performance achievements exceed expectations on an absolute and relative basis. The current placement is below the desired market median for Mr. DeRosa (because 2014 was his first year as CEO for the Company) and for the Company’s NEOs in the aggregate. The Compensation Committee will continue to evaluate and adjust target compensation over time to make sure the Company’s compensation programs are competitive and consistent with the Company’s compensation philosophy. For HCN and the peers, the Company included the annualized, target value of any participation in future programs.

The Company’s relative compensation levels compared to relative enterprise growth, total capitalization growth and total shareholder return during the period 2012 – 2014 is depicted in the chart to the right.

Sources: Key Banc, data as of 12/31/14.

SNL Financial, data as of 12/31/14.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	33

Executive Compensation—CD&A (continued)

8.	2014 COMPANY PERFORMANCE

The primary goal of the Compensation Committee is to link relative pay to relative, and in some instances absolute, performance. 2014 was another outstanding year from a relative performance perspective. Throughout the year, as a result of experienced and steady leadership, the Company continued to seize opportunities and further differentiate itself from the competition. Some of the accomplishments that the Compensation Committee considered in determining compensation levels included:

48.5% ONE-YEAR AND 17.2% THREE-YEAR ANNUAL TOTAL RETURNS

For the one- and three-years ending December 31, 2014, the Company was able to deliver meaningful returns to shareholders. The Company’s total shareholder return of 48.5% for the one-year and 17.2% for the three-years on a compounded annual basis ranks 1st and 5th, respectively, among the Peer Group as shown below. The performance relative to major indices is also provided below.

PEER GROUP COMPARISONS	INDEX COMPARISONS

$3.7 BILLION 2014 GROSS INVESTMENTS

The Company completed $3.7 billion in gross new investments in 2014, including $1 billion of international investments.

Demonstrating the success of our relationship investing approach, excluding the HealthLease acquisition, 77% of HCN’s 2014 investments were with existing partners.

34	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

    175 CONSECUTIVE DIVIDENDS

The Company paid a cash dividend of $3.18 per share in 2014, which represents a 4% increase over dividends paid in 2013.

The Board of Directors also approved a new 2015 cash dividend of $3.30, which represents a 4% increase, commencing with the February 2015 dividend.

The dividend paid in February 2015 represents the Company’s 175th consecutive dividend payment.

    CONTINUED GEOGRAPHIC EXPANSION

The Company continued international expansion in high-quality, strategically-aligned properties by investing $965 million internationally in 2014, positioning the Company to deliver substantial returns to shareholders in the future.

In addition, the Company opened an office in London and currently has eight professionals working there.

    OPERATED EFFICIENTLY

The Company operated efficiently in 2014 as total general and administrative expenses as a percent of average gross assets were only 0.46%, 0.02% below the peer group average.

         *Actual results year to date – as of 12/31/14.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	35

Executive Compensation—CD&A (continued)

9.	CEO PAY OVERVIEW

This section highlights the terms of Mr. DeRosa’s employment agreement and outlines the compensation paid to him in 2014 in light of the Company’s performance.

Mr. DeRosa’s Employment Agreement

On April 13, 2014, in connection with his appointment as Chief Executive Officer, Mr. DeRosa entered into an employment agreement with the Company. Mr. DeRosa’s employment agreement includes the provisions listed below, which the Company considers “best practices.”

BEST PRACTICES CEO EMPLOYMENT AGREEMENT

•	No evergreen—term is defined and there is no automatic renewal feature

•	No severance payable upon expiration of the term

•	No automatic compensation increases

•	No guaranteed bonus payments

•	Any severance payments are conditioned upon a general release and continued compliance with non-competition and confidentiality requirements

•	Double-trigger required for both severance and acceleration of equity awards upon a change in corporate control

•	No excise tax gross-ups

•	Limited perquisites and no perquisites upon retirement

•	Initial equity award is 100% performance-based and subject to continued employment with the Company

In connection with his appointment as CEO, Mr. DeRosa was granted 15,618 restricted stock units on July 30, 2014 with a value at the time of grant of $1,000,000, pursuant to a performance-based restricted stock unit grant agreement. Mr. DeRosa will be entitled to the restricted stock units if (as determined by the Compensation Committee) he is successfully able to complete the restructuring of the Company’s management team (50% of the award) and successfully implement the Company’s international strategy (50% of the award) during the one-year performance period ending April 12, 2015. If Mr. DeRosa meets the performance goals, the restricted stock units will vest pro rata in 2015, 2016 and 2017 provided that Mr. DeRosa remains continuously employed by the Company through the applicable vesting date. Under the terms of the award agreement, settlement of the award will be automatically deferred until the earliest of Mr. DeRosa’s separation from service (as defined under Section 409A of the Code), his death or a change in control of the Company.

Mr. DeRosa’s Target Compensation Versus Peer Group

The compensation program targets approximately the 50th percentile of the Peer Group (which is consistent with market best practices), balances a variety of key performance metrics, measures performance on both an absolute and relative basis to protect against rising/falling markets, evaluates performance over both short and long-term performance periods, and is heavily weighted towards incentive pay and equity in particular. As previously stated, Mr. DeRosa’s target compensation is the lowest among the CEOs in the Peer Group for 2014.

36	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

Mr. DeRosa’s Accomplishments as Chief Executive Officer

Under the leadership of Mr. DeRosa, who became Chief Executive Officer in April 2014, the Company generated a one-year total shareholder return of 48.5%, significantly outpacing our peers and the S&P 500. In addition, Mr. DeRosa’s strategic vision and emphasis on long-term sustainable growth, including his focus on restructuring the management team and implementing the Company’s international expansion strategy, has laid a solid foundation for future growth. See page 42 for Mr. DeRosa’s additional accomplishments in 2014.

Compensation Components

In connection with his appointment as Chief Executive Officer in April 2014, the Compensation Committee established the following key components of Mr. DeRosa’s compensation:

•	Base Salary: Mr. DeRosa’s base salary was set at $825,000.

•	Annual Cash Incentive: The target opportunity percentage for Mr. DeRosa in 2014 was set at 150% of base compensation and the maximum opportunity percentage was set at 300%, prorated for the portion of 2014 during which he served as CEO.

•	Long-Term Incentive Plan: The annual target opportunity for Mr. DeRosa was set at $1,650,000. For 2014, the target opportunity will be prorated from his start date as CEO.

•	2013-2015 Long-Term Incentive Program: Mr. DeRosa joined the three-year forward-looking incentive program in April 2014. Any award earned will be based on Company performance during the three-year period against the ten corporate strategic measures detailed on pages 48-49. The target opportunity was set at $1,650,000 per year during the period, but will be prorated based on the number of days during the period that he serves as CEO.

Mr. Chapman’s Retirement

On April 13, 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President of the Company. He continued as an employee until June 30, 2014 in order to effectuate a smooth transition of duties. Upon termination of his employment, he received certain payments and his time-based equity awards vested in accordance with his existing employment agreement and the Company’s compensation plans. He received a retirement payment of $5,848,885. He also received a prorated bonus for 2014 in the amount of $1,137,701 based on the Company’s performance for all of 2014. All of Mr. Chapman’s unvested equity vested upon his termination of employment. In addition, the exercise period of his stock options was extended until the earlier of June 30, 2019 or the end of the initial term of the option. He is also entitled to Company-provided continued coverage under various life, health and disability policies that he participated in at the time of his retirement. He also vested in a portion of his long-term incentive equity award under the Company’s 2013-2015 Long-Term Incentive Program in accordance with the terms of his award. In exchange for these payments, he signed a general release of claims in favor of the Company.

Following his retirement, Mr. Chapman agreed to serve as a consultant to the Company to assist with leadership transition and support HCN’s business for up to three years. He will receive a consulting fee of $104,167, $62,500 and $41,667 per month during the first, second and third year of the consulting period (reflecting a scaling-down of his role with the Company during the three-year term). Mr. Chapman will also be entitled to future reimbursement of medical insurance premiums up to $400,000 provided he provides consulting services through June 30, 2015, in accordance with conditions noted below.

At the end of the consulting period, Mr. Chapman will receive that portion of his long-term incentive equity award that he would have otherwise received had he continued employment for the period specified in his award based on the performance of the Company for the 2013-2015 performance period. In order to receive this payment, Mr. Chapman must provide a general release of claims, in accordance with conditions noted below.

During the consulting period and in some instances after the end of that period, Mr. Chapman will be subject to non-competition, non-disparagement, non-solicitation and confidentiality covenants. The Company may terminate his service as a consultant, seek the return of certain payments and pursue other remedies if he violates these provisions. Any further consulting fees and payments subject to his continued service would cease.

See “Potential Payments Upon Termination or Change in Corporate Control” on page 61 for information regarding the estimated value of payments that Mr. Chapman will receive in connection with his retirement and consulting.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	37

Executive Compensation—CD&A (continued)

10.	COMPENSATION ELEMENTS AND RESULTS

This section describes how the Compensation Committee applied the compensation program and the Company’s performance in determining the compensation of all NEOs (other than Mr. Chapman, who resigned as Chairman, Chief Executive Officer and President on April 13, 2014).

The elements used to achieve the compensation objectives, and which enable the Company to retain, motivate, engage, and reward the NEOs and other executives, include base salary, annual cash incentives, long-term incentives, and other perquisites and benefits, and are described in more detail below. In allocating compensation among these components, the Company seeks to provide reasonable and competitive levels of fixed compensation (base salary), while emphasizing performance-based compensation that varies based on Company and individual performance.

The following charts illustrate each NEO’s target base salary, annual cash incentive compensation, annual long-term incentive and three-year long-term incentive compensation as a percent of total target compensation for 2014. On average, 82% of total target compensation is based on Company performance.

Base Salary

Base salaries are established at levels that will attract and retain talented executives. To that end, base salaries are generally targeted to approximate the market median, but may deviate from this competitive position based on the scope of the individual’s role in the organization, the individual’s experience in the current position, and individual performance. Base salaries are reviewed annually and may be adjusted to better match market competitive levels and/or to recognize an individual’s growth and development. Base salaries for the NEOs were as follows:

Executive	2013 Salary	Initial 2014 Salary		% Increase	August 2014 Salary Changes	% Increase
Thomas J. DeRosa	N/A	$825,000	(1)	N/A	$825,000	0%
Scott A. Estes	$444,960	444,960		0%	500,000	12.37%
Scott M. Brinker	444,960	444,960		0%	475,000	6.75%
Charles J. Herman, Jr.	444,960	444,960		0%	475,000	6.75%
Jeffrey H. Miller	444,960	444,960		0%	500,000	12.37%
George L. Chapman	875,500	875,500	(2)	0%	N/A	N/A

(1)	On April 13, 2014, Mr. DeRosa was appointed to serve as Chief Executive Officer of the Company. Mr. DeRosa received $590,721 in base salary in 2014.

(2)	On April 13, 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President of the Company. Mr. Chapman retired from his employment with the Company on June 30, 2014. Mr. Chapman received $437,750 in base salary in 2014.

In August 2014, the Compensation Committee revised the compensation structure of the NEOs (other than Mr. DeRosa) in light of the restructuring of the Management Committee and the resulting changes in individual responsibilities. Please see page 31 for more details.

38	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

Annual Incentives

Annual incentives reward the executives for the achievement of certain performance objectives tied to the Company’s annual business plan, as well as achievement of individual performance objectives. Under this program, a range of earnings opportunities is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high).

The corporate performance measures and weightings set by the Compensation Committee for 2014 under the annual incentive program were as follows:

Normalized Funds from Operations (FFO) per share.		Weighting
2014 Goal:	Threshold: $3.93, +3.1% growth Target: $3.98, +4.5% growth High: $4.05, +6.3% growth

Why the Company chose this measure:  FFO is a common Non-GAAP measure of operating performance for REITs because it provides insight into the earnings generated from the real estate platform. FFO means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO for 2014 represents FFO adjusted for transactions costs, provision for loan losses and net gains (or losses) on derivatives and extinguishments of debt. This measure is included in the compensation program because it is the measure most commonly used by analysts to assess the performance of REITs. If the Company achieves a level of normalized FFO per share as a result of inappropriate amounts of leverage, the Compensation Committee may determine that bonuses should not be paid for this goal.

How the Compensation Committee set the 2014 goal:  In its 2014 initial public guidance, the Company projected normalized FFO in a range of $3.93 to $4.03 per diluted share. As such, threshold performance for this measure was set at the low-end of the Company’s initial public guidance range. Target performance was set at $3.98 or the midpoint of the initial guidance range and high score was set at $0.02 above the high end. As a result, high performance would only be achieved if the Company significantly exceeded the high end of the initial public guidance range.

Same Store Cash NOI Growth.		Weighting
2014 Goal:	Threshold: +2.0% (+2.0% in 2013) Target: +3.5% (+3.0% in 2013) High: +4.5% (+4.0% in 2013)

Why the Company chose this measure:  Net operating income (“NOI”) is used to evaluate the operating performance of the Company’s properties. NOI means total revenues, including tenant reimbursements, less property operating expenses, which represent costs associated with managing, maintaining and servicing tenants for the Company’s seniors housing operating and medical facility properties. Same store cash NOI is used to evaluate the cash-based operating performance of the Company’s properties under a consistent population which eliminates changes in the composition of the portfolio. For purposes of same store cash NOI, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Entrance fee communities and any properties acquired, developed, transitioned or classified in discontinued operations during those periods are excluded from the same store amounts. Same store cash NOI represents NOI for same store properties adjusted for elimination of non-cash NOI, normalization of management fees at the contractual rate and adjustments to translate Canadian properties at a USD/CAD rate of 1.01 and UK properties at a GBP/USD rate of 1.60.

How the Compensation Committee set the 2014 goal:  In its 2014 initial public guidance, the Company projected blended same store cash NOI growth in a range of 3.0%-3.5% in 2014. As such, the Compensation Committee set target performance at 3.5%, or the high-end of our public guidance for this measure. The Compensation Committee set the high goal significantly above the Company’s initial public guidance at 4.5% or 1.0% above target. Threshold was kept the same as 2013 at 2.0%. The Compensation Committee increased the rigor of this measure as compared to 2013 by 0.5% for target and high performance goals.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	39

Executive Compensation—CD&A (continued)

Net Real Estate Investments.		Weighting
2014 Goal:	Threshold: $1.0 billion Target: $2.0 billion High: $4.0 billion

Why the Company chose this measure:  The Company has included net real estate investment objectives as a performance measure because net investments are important to the Company’s growth and future profitability. Net real estate investments means gross real estate investments less sales of properties and loan repayments.

How the Compensation Committee set the 2014 goal:  In its 2014 initial public guidance, the Company anticipated approximately $1-2 billion of investment opportunities from existing partners prior to the impact of asset sales. As such, the Compensation Committee set target performance at the high end of the Company’s projected annual investment opportunities of $2.0 billion or 8% of net real estate growth. Threshold performance was set at $1.0 billion of net investments or 4% growth. The Compensation Committee set high performance at $4.0 billion or double the high end of the projected annual investment range or 16% of net real estate growth.

Cash NOI of 2013 Operating Acquisitions vs. Underwritten Projections.		Weighting
2014 Goal:	Threshold: >95% of underwritten projections (>90% in 2013) Target: >100% of underwritten projections High: >105% of underwritten projections

Why the Company chose this measure:  This measure compares the cash NOI of the Company’s 2013 operating acquisitions against underwritten expectations. Cash NOI represents NOI (as defined on page 39) as adjusted for the elimination of non-cash items. “Operating acquisitions” is a term used to encompass RIDEA investments and MOB investments. The Company chose to limit the metric to operating acquisitions because they are the only investments over which it has influence on operating budgets. The Company believes it is appropriate to align the integration and success of recent investments with management’s annual incentive measures. This measure also serves to help bridge part of the gap left by the same store cash NOI measure, which only includes investments that have been in the portfolio for certain year-over-year reporting periods as discussed on page 39.

How the Compensation Committee set the 2014 goal:  The Compensation Committee believes the Company should reach more than 100% of its expected underwritten cash NOI projections for the 2013 operating acquisitions, in order to meet target performance. Threshold performance (greater than 95% of expected cash NOI) represents solid performance for these investments (in light of the Company’s high expectations) and high performance (greater than 105% of expected cash NOI) represents excellent performance. The Compensation Committee increased the rigor of this goal compared to 2013 by 5% for the threshold performance goal.

40	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

General and Administrative Expense/Average Gross Assets.		Weighting
2014 Goal:	Threshold: 53 basis points Target: 49 basis points High: 44 basis points

Why the Company chose this measure:  Given the recent infrastructure growth, the Company believes it is appropriate to establish a corporate overhead spending objective. This measures general and administrative spending as a percent of total average gross assets (calculating an average using the beginning of the year and the four-quarter ends).

How the Compensation Committee set the 2014 goal:  The Compensation Committee reviewed the 2013 general and administrative (“G&A”) spending levels of the ten largest REITs (as measured by enterprise value) and found the average was 49 basis points of average gross assets. The Company set initial public guidance at $127 million, or 50 basis points. As such, the Compensation Committee set target performance at 49 basis points, one basis point better than public guidance and the average of the ten largest REITs.

Individual Performance.		Weighting
2014 Goal:	Each of the NEOs is evaluated against a set of individual strategic goals.

Why the Company chose this measure:  The Company tailors individual goals to the roles and responsibilities of each NEO, including, among other things, the implementation and execution of targeted investment strategies, communication with investors, effective capital raising and promotion in the capital markets and participation in succession planning for management. Individual goals allow the Compensation Committee to evaluate the performance of each executive and the business segments or functions that an executive leads. An important component of this metric is whether the executive achieves business results in a manner that is consistent with corporate strategic plans and objectives.

How the Compensation Committee set the 2014 goals:  The Compensation Committee established individual goals based on the Company’s key strategic objectives for 2014 (and, as applicable, objectives for business segments or functions for which the executive is primarily responsible), as well as personal initiatives for 2014 for each executive that the Compensation Committee deemed were important.

2014 Individual Performance

For Mr. DeRosa, 80% of the annual cash bonus was determined by corporate performance and 20% by individual performance. The corporate component was set at 80% because the Compensation Committee believes that the vast majority of the Chief Executive Officer’s annual cash bonus should be based on overall corporate performance given his ultimate accountability for the Company’s performance.

As part of its effort to better align all executives’ pay with Company performance, the Compensation Committee increased corporate performance to 80% of the annual cash bonus for Mr. Estes and Mr. Miller (with 20% based on individual performance) and to 75% for Mr. Brinker and Mr. Herman (with 25% based on individual performance). The Compensation Committee believes that overall corporate performance should be the primary basis for determining annual cash incentives for all of its executives, but gave individual performance a slightly heavier weighting for Mr. Brinker and Mr. Herman because of their responsibilities for managing investment decisions and developing business relationships, which are crucial to the Company’s short-term and long-term success.

As noted on pages 29 and 31, the Compensation Committee removed the individual component from the long-term incentive plan for 2014 in response to feedback provided by investors and proxy advisory firms.

In light of the following significant individual accomplishments in 2014, the Compensation Committee determined that each of the Named Executive Officers achieved a high individual score.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	41

Executive Compensation—CD&A (continued)

Mr. DeRosa

•	Successfully assumed the role of Chief Executive Officer and facilitated a seamless transition in leadership

•	Created the Management Committee, which oversees the Company’s day-to-day operations and provides leadership in the organization and in the marketplace

•	Generated 48.5% total return, among the best performing REITs in the S&P 500

•	Successfully represented Health Care REIT externally, including with the Company’s shareholders, operators, institutional capital partners, industry organizations and investment banks to enhance the Company’s reputation, competitive advantage and access to capital

•	Facilitated the growth of the Company to continue to be the largest healthcare REIT by enterprise value and the 5th largest publicly traded REIT as of December 31, 2014

•	Oversaw the completion of $3.7 billion of gross investments and nearly $1 billion of strategic dispositions

•	Retained the senior leadership team and facilitated the achievement of corporate strategic goals designed to enhance long-term shareholder value

Mr. Estes

•	Completed year with highest FFO and FAD multiples among the Peer Group

•	Generated 48.5% total return, among the best performing REITs in the S&P 500

•	Managed the Company through several successful capital transactions, including raising $3.2 billion

¡	The two largest overnight marketed equity offerings of any NYSE company in 2014

¡	Completed second successful £500 million 20-year UK debt issuance, priced to yield 4.538%

¡	Closed new $2.5 billion credit line, priced at L+92.5 bps

¡	Closed new $500 million US term-loan, priced at L+97.5 bps and $250 million Canadian term-loan, priced at L+97.5 bps

•	Hosted successful Bank Day in Toledo in June

•	Served as Company board observer on key operator boards

•	Conducted extensive shareholder outreach by directly calling over 50% of shareholders to discuss the CEO transition and Company strategy

•	Attended six industry conferences in 2014 and conducted 150 one-on-one investor meetings aside from CEO transition outreach

•	Assumed leadership of tax and legal departments

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Executive Compensation—CD&A (continued)

Mr. Brinker

•	Oversaw $3.7 billion of gross investments in 2014 including the HealthLease acquisition

•	Oversaw nearly $1 billion of strategic dispositions in 2014, the proceeds of which were recycled into core real estate

•	Built on the Company’s domestic presence by expanding existing relationships with Sunrise, Brandywine, Silverado, Genesis, Cascade, Sagora, Watermark, Senior Lifestyle, Trilogy, Allina, THR, Baylor, CHS, Tenet, and Kelsey-Seybold, and establishing new relationships with SRG and Saber, among others

•	Built on the Company’s international presence by expanding existing relationships with Revera, Sunrise, Avery, and Signature, and establishing new relationships with Gracewell, Continuum, and Agecare

•	Supervised the pricing and structuring of all new investments in a manner that increased shareholder value

•	Served as board member on several key operator boards

Mr. Herman

•	Managed a portfolio of 1,073 properties with a $19 billion investment balance

•	Generated approximately $3.7 billion of gross investments, $2 billion of investments from existing customers

•	Executive sponsor of HCN’s one-of-a kind best practices initiative, the HCN Executive Forum, which helped drive sector leading 7.3% same store seniors housing operating portfolio growth

•	Led HCN’s industry leadership initiative serving on the Boards of Directors of ALFA and NIC and the executive board of ASHA

•	Led HCN relationship management efforts for 55 seniors housing and post-acute clients

•	Helped develop 13 new seniors housing and post-acute clients

Mr. Miller

•	Managed the legal affairs of the Company, including oversight of the legal teams that closed $3.7 billion of gross investments and nearly $1 billion of dispositions and oversight of legal matters relating to litigation, international investments and regulatory issues

•	Led corporate operations, including oversight of significant investments in information technologies, international offices, corporate infrastructure and process improvements

•	Oversaw development of the strategic plan for the Company’s medical facilities group

•	Oversaw the Company’s medical facilities group, which invested over $847 million and generated occupancy, retention rates and NOI growth that were among the best in the sector

•	Led the Company’s enterprise risk management function, including hiring of a new director of enterprise risk management and the implementation of enterprise risk processes

•	Served on the Company’s investment committee and in various other investment oversight roles

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	43

Executive Compensation—CD&A (continued)

Annual Incentive Results

Annual Incentive Payments

The table below illustrates each executive’s total annual incentive earnings opportunity, taking into consideration both corporate and individual performance, under the annual incentive program, and the actual bonuses for 2014 performance that were approved at the Compensation Committee’s February 5, 2015 meeting. For individual performance results, please refer to pages 41-43.

	2014 Annual Incentive Opportunity			2014 Bonus Earned
	(as a % of Base Salary)			% of Base Salary	Amount
	Threshold	Target	High
DeRosa	75%	150%	300%	260%	$1,530,926	(1)
Estes	75%	150%	260%	230%	1,078,177
Brinker	75%	150%	300%	254%	1,164,244
Herman	75%	150%	275%	232%	1,060,870
Miller	75%	150%	225%	198%	926,888
Chapman	75%	150%	300%	260%	1,137,701
(1)	Represents a prorated amount based on the portion of 2014 during which Mr. DeRosa served as CEO.

44	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

Long-Term Incentive Plan

The Company’s long-term incentive program incorporates two components: (1) the long-term incentive plan, which measures three-year total shareholder return on a rolling basis in both absolute and relative terms (one-year TSR for Mr. DeRosa as he was appointed CEO in 2014), and (2) the three-year forward-looking program, which examines performance across 10 key financial metrics (as detailed on pages 48-49). By covering, in essence, three to six years of performance at any given time, balancing both absolute and relative performance, and examining how the Company performs across multiple criteria spanning total shareholder return (the largest portion of the program), earnings, dividends, and leverage, the Company believes the long-term incentive program fosters sustained performance and is challenging. Under the program, dividends on any unearned shares are not paid until the underlying shares vest, which the Compensation Committee believes is in line with best practices. Taken as a whole, this program emphasizes a pay-for-performance philosophy and promotes enhanced retention of executives.

The annual long-term incentive plan measures the three-year total shareholder return performance of the Company (one-year TSR for Mr. DeRosa). This performance measure has been the cornerstone of the Company’s long-term incentive plan since 2002. The relative performance goals have remained the same since 2002 setting target at the respective index return over the same period, threshold performance at 4.0% below the index returns and high performance at 4.0% above the index returns. This performance range was agreed to in 2002 and has not changed in 13 years.

For 2014, the Compensation Committee removed the individual component from the long-term incentive plan in response to feedback provided by investors and proxy advisory firms. In addition, the Compensation Committee modified the weightings of the various three-year total shareholder return metrics as shown below. The Compensation Committee determined that increasing the weighting of the two relative performance goals (to 75% in the aggregate) was important because they provide a meaningful comparison of the Company’s performance relative to other companies in its industry and the real estate sector.

The relative performance measure has been a part of the compensation program since 2002 and the absolute measure since 2012. Performance goals have never been reduced within the three-year performance period, only adjusted upwards to increase the difficulty to achieve these goals across any period of time. While the annual long-term incentive plan has served the Company well for many years, it is being phased out in favor of a program based exclusively on forward-looking performance that will feature consecutive, rolling three-year tranches.

For Mr. DeRosa, the total shareholder return metrics are based on 2014 performance only. The Compensation Committee felt it was appropriate to measure Mr. DeRosa’s performance based only on the year in which he has served as Chief Executive Officer (rather than giving him credit for 2012 and 2013). For all other NEOs, the total shareholder return metrics are based on three-year annualized performance.

Total Shareholder Return vs. NAREIT Health Care Index.		Weighting
2014 Goal:	Threshold: -4.0% below Index Target: Same total return as Index High: +4.0% above Index Extraordinary: +6.0% above Index

Why the Company chose this measure:  Total shareholder return relative to the companies included in the NAREIT Health Care Index, which includes the Company’s primary competitors, allows for a meaningful comparison of the Company’s performance relative to other companies in its industry. The Company has used this index or similar indices since 2002 to measure the Company’s performance.

How the Compensation Committee set the 2014 goals:  Since 2002, the Company has set target performance at the average annual total shareholder return of the relative index. Likewise, since 2002, threshold performance has been set at 4.0% below the relative index and high performance set at 4.0% above the index return. Extraordinary performance has also remained the same since it was introduced, set at 6.0% above target. In 2014, the Compensation Committee did not alter these performance ranges (consistent with prior years).

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	45

Executive Compensation—CD&A (continued)

Total Shareholder Return vs. Morgan Stanley (MSCI) US REIT Index.		Weighting
2014 Goal:	Threshold: -4.0% below Index Target: Same total return as Index High: +4.0% above Index Extraordinary: +6.0% above Index

Why the Company chose this measure:  Total shareholder return relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete for investment capital. This allows the Company to reward executives for performance beyond market driven results. The Company has used this index or similar indices since 2002 to measure the Company’s performance.

How the Compensation Committee set the 2014 goals:  Since 2002, the Company has set target performance at the average annual total shareholder return of the relative index. Likewise, since 2002, threshold performance has been set at 4.0% below the relative index and high performance set at 4.0% above the index return. Extraordinary performance has also remained the same since it was introduced, set at 6.0% above target. In 2014, the Compensation Committee did not alter these performance ranges (consistent with prior years).

Absolute Total Shareholder Return.		Weighting
2014 Goal:	Threshold: +6% Target: +10% High: +14% Extraordinary: +18%

Why the Company chose this measure:  Following discussions with shareholders, this metric was created in response to their concerns that if a company outperforms its peers in a negative total return market, executives should not receive maximum payouts. Total shareholder return is a direct measure of the value created for investors. The Company includes an absolute return measure to reflect the fact that shareholders expect positive returns through all market cycles. This metric allows for some control in compensation if the Company outperforms its peers in a down market.

How the Compensation Committee set the 2014 goals:  For this measure, the Compensation Committee, consistent with feedback from shareholders, believes it is appropriate for executives not to be compensated unless HCN’s compounded annual total shareholder return is 6.0%, which is the same level used in 2013. In addition, similar to 2013, target performance was set at 10.0% compounded annual total shareholder return, high performance was set at 14% and extraordinary performance was set at 18%.

Due to shareholder feedback and in an effort to avoid duplication with the annual cash bonus program, the Company removed the individual performance metric from the annual long-term incentive program in 2014. By removing this qualitative goal, we believe the program now provides a more transparent link between pay and performance.

46	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

Annual Long-Term Incentive Results – CEO Only

Annual Long-Term Incentive Results – Other NEOs

Annual Long-Term Incentive Payments

Amounts reflected as “2014 LTI Earned” are not included in the “Summary Compensation Table” because they were granted in restricted shares in 2015. They will be included in the Summary Compensation Table for the proxy statement filed in 2016, which will show equity grants made in 2015. The table below outlines the long-term incentive earnings opportunities for 2014 and the amounts that were approved at the Committee’s February 5, 2015 meeting.

	2014 Long-Term Incentive (LTI) Opportunities
	Threshold	Target	High	Extraordinary	Grant Date Fair Value	Restricted Shares(1)
DeRosa	$1,150,000	$1,650,000	$3,050,000	$5,150,000	$3,677,105	45,046
Estes	487,500	875,000	937,500	1,000,000	928,949	11,380
Brinker	512,500	925,000	962,500	1,000,000	957,438	11,729
Herman	512,500	925,000	962,500	1,000,000	957,438	11,729
Miller	425,000	750,000	875,000	1,000,000	857,931	10,510
(1)	Based on a per share grant price of $81.63, the closing price of the Company’s common stock on February 5, 2015, the date of grant.

As discussed on page 37, Mr. Chapman resigned from his position as Chairman, Chief Executive Officer and President of the Company on April 13, 2014 and retired from employment with the Company on June 30, 2014. Mr. Chapman did not receive shares under the annual long-term incentive plan for 2014.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	47

Executive Compensation—CD&A (continued)

2013-2015 Long-Term Incentive Program Opportunity

The three-year forward looking program covers the three-year period ending December 31, 2015. The Compensation Committee established goals in early 2013 for the ten measures described below (with percentage weightings) based on the Company’s internal projections for the three years ending December 31, 2015. The components of the three-year program are consistent with the Company’s long-term strategic objectives. The high and extraordinary targets were established as “stretch” goals for each measure and would be achieved if the Company outperformed its peers and internal projections. As a result of extraordinary performance and transformational growth and achievements during the first two years of the three-year program, including strong earnings growth and significant leverage improvements, as of December 31, 2014, the Company is trending above high performance under the program.

1.	Earnings (30%) – it is the Company’s objective to trade at the highest earnings multiple relative to a defined group of its health care peers with performance metrics equally weighted between funds from operations (FFO) and funds available for distribution (FAD) per share.

•	Relative FFO multiple (15%)

•	Relative FAD multiple (15%)

2.	Leverage (30%) – conservative balance sheet management and credit rating objectives are consistent with the Company’s strategic plan. The key components that will be evaluated in this category include:

•	Net debt to undepreciated book capitalization (10%)

•	Net debt to EBITDA (7%)

•	Fixed charge coverage (7%)

•	10 year unsecured secondary debt spreads (6%)

3.	Dividends (30%) – this category relates to the growth and security of the Company’s dividend payment. The Company has identified two measures to evaluate performance, the rate of annual dividend growth and the objective to reduce the Company’s FFO and FAD payout ratios.

•	Annual dividend growth (15%)

•	FFO payout ratio (7.5%)

•	FAD payout ratio (7.5%)

4.	Other (10%) – the final measure is to maximize the Company’s income generated from private pay sources (non-government reimbursement).

These measures will be evaluated as of December 31, 2015 and any awards granted to the executives under the three-year program will vest as follows: one-third in early 2016, one-third on December 31, 2016 and one-third on December 31, 2017. For each executive, 100% of the award will be based on predefined corporate performance targets. See pages 58-64 for a detailed discussion of potential payments upon termination or change in corporate control.

The Compensation Committee has established four achievement levels for each performance measure (threshold, target, high and extraordinary) and awards will be granted based on observed results relative to these measures. For the Named Executive Officers, the annual and aggregate award opportunities for 2013, 2014 and 2015 are as follows:

	2013-2015 Annual 3-year Plan Long-Term Incentive (LTI) Opportunities(1)				2013-2015 Aggregate 3-year Plan Long-Term Incentive (LTI) Opportunities(2)
	Threshold	Target	High	Extraordinary	Threshold	Target	High	Extraordinary
DeRosa	$500,000	$1,650,000	$3,300,000	$4,250,000	$858,904	$2,834,384	$5,668,767	$7,300,685
Estes	200,000	500,000	750,000	1,000,000	600,000	1,500,000	2,250,000	3,000,000
Brinker	200,000	500,000	750,000	1,000,000	600,000	1,500,000	2,250,000	3,000,000
Herman	200,000	500,000	750,000	1,000,000	600,000	1,500,000	2,250,000	3,000,000
Miller	200,000	500,000	750,000	1,000,000	600,000	1,500,000	2,250,000	3,000,000
Chapman	$500,000	$1,766,667	$3,633,333	$4,700,000	$1,500,000	$5,300,000	$10,900,000	$14,100,000
(1)	For Mr. DeRosa, represents opportunity for 2015. Mr. DeRosa’s opportunity for 2014 is based on the number of days in 2014 in which he served as Chief Executive Officer.

(2)	For Mr. DeRosa, represents opportunity based on the number of days in 2014 and 2015 in which he serves as Chief Executive Officer.

Mr. DeRosa joined the three-year program in April 2014 in connection with his appointment as Chief Executive Officer. His award opportunity has been prorated based on the number of days in the performance period in which he serves as Chief Executive Officer.

For Mr. Chapman, a portion of his award under the three-year program vested in connection with his retirement on June 30, 2014. Mr. Chapman will receive the remainder of his award at the end of the term of the consulting agreement based on the

48	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation—CD&A (continued)

Company’s performance (as determined by the Compensation Committee) at the end of the 2013-2015 performance period in accordance with the terms of his retirement and consulting agreement.

The Company intends to provide disclosure regarding actual performance relative to the targets in the proxy materials for the 2016 annual meeting, which will be the first annual meeting following the completion of the three-year performance period.

Compensation Overview for 2014 and 2013 Performance

In order to provide shareholders with a more complete picture of the compensation of the NEOs (other than Mr. Chapman), the Company is providing additional compensation information not required by the SEC. In contrast to the “Summary Compensation Table” on pages 51-52, which discloses the grant date fair value of equity awards in a given year, the table below discloses the grant date fair value of equity awards granted in January or February of the subsequent year for performance in the previous year. For example, the table below discloses the grant date fair value of equity awards granted on February 5, 2015 as being compensation for the Named Executive Officer in 2014 because these grants are based on the Company’s performance in 2014. See the “2014 LTI Earned” table above and related disclosures for additional information.

The table below does not include the same information as the “Summary Compensation Table.” Rather, it is intended to provide supplemental information. The following table and notes should be read in conjunction with the “Summary Compensation Table” and the tables and narrative descriptions that follow such table.

Name	Performance Year	Salary ($)	Annual Incentive Cash Award ($)(2)	Long-Term Incentive Award Values ($)(3)(4)		2013-2015 Long-Term Incentive Program Opportunity ($)(6)	Total Compensation ($)(7)
DeRosa(1)	2014	$590,721	$1,530,926	$3,677,105	(5)	$2,368,767	$8,167,519
Estes	2014	467,893	1,078,177	928,949		750,000	3,225,019
	2013	444,960	567,009	526,781		750,000	2,288,750
Brinker	2014	457,477	1,164,244	957,438		750,000	3,329,159
	2013	444,960	593,707	556,778		750,000	2,345,445
Herman	2014	457,477	1,060,870	957,438		750,000	3,225,785
	2013	444,960	567,009	526,781		750,000	2,288,750
Miller	2014	467,893	926,888	857,931		750,000	3,002,712
	2013	444,960	553,661	516,763		750,000	2,265,384
(1)	On April 13, 2014, Mr. DeRosa was appointed as Chief Executive Officer of the Company. This table does not include compensation paid to Mr. DeRosa as a non-employee director before he became the Chief Executive Officer. Please see the “2014 Director Compensation Table” for information regarding Mr. DeRosa’s compensation as a non-employee director prior to his appointment as Chief Executive Officer.

(2)	The amounts reported in this column are the same as the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on pages 51-52. For Mr. DeRosa, the amount represents a prorated portion of his annual opportunity.

(3)	As described above, the amounts reported in this column for each fiscal year reflect the fair value on the grant date of the awards given to the NEOs shortly following the particular year and that, in the Compensation Committee’s view, are intended to serve as compensation for that particular year (e.g., the grant-date fair value of the awards that were granted on February 5, 2015 are shown as compensation for 2014; the grant-date fair value of the awards that were granted on February 6, 2014 are shown as compensation for 2013; and the grant-date fair value of the awards that were granted on February 7, 2013 are excluded as they were viewed as compensation for 2012). For a discussion of the assumptions and methodologies used to determine the grant date fair value of the equity awards, please see notes 4 and 5 to the “Summary Compensation Table” on pages 51-52 and note 1 to the “2014 LTI Earned” table on page 47.

(4)	The aggregate value of the equity awards granted to the NEOs with respect to 2014 and 2013 performance was comprised entirely of restricted stock. The closing prices of the Company’s common stock on the applicable grant dates (February 5, 2015 for 2014 performance and February 6, 2014 for 2013 performance) were $81.63 and $56.28, respectively.

(5)	Excludes $1,000,000 of performance-based restricted stock units (15,618 units) that were granted to Mr. DeRosa on July 30, 2014 pursuant to a performance-based restricted stock unit grant agreement because vesting is based on the satisfaction of certain performance conditions by Mr. DeRosa and the Company during the period from April 13, 2014 to April 12, 2015. See page 36 of the “Compensation Discussion and Analysis” section for additional information regarding this performance-based restricted stock unit award.

(6)	The amounts reported in this column represent the high opportunity for each NEO under the 2013-2015 Long-Term Incentive Program. For Mr. DeRosa, the amount is prorated based on the number of days in 2014 in which he served as CEO. For the other NEOs, the amounts for each of 2013 and 2014 represent one-third of the total opportunity. Actual performance under the three-year program will be evaluated as of December 31, 2015 by the Compensation Committee.

(7)	The amounts reported in the “All Other Compensation” column of the “Summary Compensation Table” are excluded from the table above and are not reflected in the “Total Compensation” column.

Benefits and Perquisites

This summarizes various benefits and perquisites received by the NEOs.

NEOs are eligible to participate in the same benefit programs as all other Company employees, including health and dental insurance, group life insurance, short- and long-term disability coverage, partial reimbursement of health club/gym membership fees and participation in the Company’s tax-qualified retirement plan and trust (the “401(k) Plan”). In addition, Mr. DeRosa received certain perquisites in 2014, including:

•	Automobile allowance—monthly allowance to cover expenses incurred with the lease of an automobile.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	49

Executive Compensation—CD&A (continued)

•	Relocation expenses—relocation and transition allowance in the amount of $100,000 to cover expenses incurred with Mr. DeRosa’s move to the greater Toledo area and related expenses.

•	Medical insurance premiums—includes medical insurance premiums to provide Mr. DeRosa and his family with coverage consistent with his prior individual health insurance coverage.

In 2014, Mr. Chapman, in his capacity as Chairman, Chief Executive Officer and President, received certain perquisites, including:

•	Membership dues for three dining/country clubs—these memberships are frequently used by the CEO for business purposes.

•	Term life and long-term care insurance policies—these policies provide financial security to the CEO’s survivor or the CEO and his family (as applicable) in the event of the CEO’s death or need for long-term care (as applicable).

•	Supplemental Executive Retirement Plan (“SERP”)—the SERP provides long-term financial security and retirement savings for Mr. Chapman (see “2014 Pension Benefits Table” on page 57 for additional information).

•	Spousal travel expenses—the spouses of executives, including Mr. Chapman’s spouse, are invited to attend certain of the Company’s business events.

In 2014, Mr. Estes, Mr. Herman and Mr. Miller also received spousal travel expenses.

The Compensation Committee reviews the Company’s policies with respect to perquisites on a regular basis. The NEOs are entitled to receive these perquisites in 2015. See note 8 to the “Summary Compensation Table” for additional information regarding perquisites, including the dollar values of the perquisites provided by the Company in 2014.

Ownership Guidelines

Executive officers are required to own shares of the Company’s common stock with a fair market value of at least three times their base salary (five times for the Chief Executive Officer). Non-employee directors are required to own shares of the Company’s common stock with a fair market value of at least four times the annual cash fees. Shares owned directly and indirectly, restricted shares and deferred stock units count towards these ownership requirements, but unexercised stock options do not. Executive officers have five years from their date of hire to achieve the required ownership level and non-employee directors have five years from their date of appointment or February 7, 2013, whichever is later, to achieve the required ownership level. As of December 31, 2014, each of the NEOs and the non-employee directors were in compliance with these ownership requirements.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, Section 162(m) places a limit on the amount of compensation that may be deducted annually by the Company with respect to certain executive officers. The Compensation Committee will strive to provide executive officers with attractive, well-designed compensation packages that will generally preserve the deductibility of such payments for the Company. Certain types of compensation payments and their deductibility depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Moreover, interpretations of any changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. Because the Company operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent the Company distributes at least 90% of its REIT taxable income, the possible loss of this deduction would not be expected to have material adverse consequences for the Company. If deductibility becomes an issue, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Compensation Committee reserves the right to make incentive-based awards not exempt from these limits where such awards are appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Submitted by the Compensation Committee

Sharon M. Oster, Compensation Committee Chair

Peter J. Grua, Compensation Committee Member

Geoffrey G. Meyers, Compensation Committee Member

Judith C. Pelham, Compensation Committee Member

50	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation (continued)

Summary Compensation Table

The table below presents the total compensation awarded to, earned by, or paid to the NEOs.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Changes in Pension Value & Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total Compensation ($)(9)
Thomas J. DeRosa	2014	$590,721		$5,960,000	$0	$1,530,926	$0	$95,174	$8,176,821
Chief Executive Officer(1)
Scott A. Estes	2014	467,893		526,781	0	1,078,177	0	27,319	2,100,170
Executive Vice President and	2013	444,960		3,363,535	0	567,009	0	22,858	4,398,362
Chief Financial Officer	2012	432,000		1,810,080	270,029	579,665	0	17,472	3,109,246
Scott M. Brinker	2014	457,477		556,778	0	1,164,244	0	13,000	2,191,499
Executive Vice President and	2013	444,960		3,491,833	0	593,707	0	14,618	4,545,118
Chief Investment Officer	2012	322,000	(3)	1,000,007	200,002	592,625	0	66,260	2,180,894
Charles J. Herman, Jr.	2014	457,477		526,781	0	1,060,870	0	30,051	2,075,179
Executive Vice President and	2013	444,960		3,363,535	0	567,009	0	22,573	4,398,077
President of Seniors Housing and Post-Acute	2012	432,000		1,910,121	270,029	579,665	0	17,305	3,209,120
Jeffrey H. Miller	2014	467,893		516,763	0	926,888	0	27,031	1,938,575
Executive Vice President and	2013	444,960		3,363,535	0	553,661	0	22,589	4,384,745
Chief Operating Officer	2012	432,000		1,803,372	267,784	579,665	0	17,632	3,100,453
George L. Chapman	2014	437,750		1,761,000	0	1,137,701	849,052	6,663,844	10,849,347
Former Chairman, Chief Executive	2013	875,500		15,755,477	0	2,082,288	921,076	209,431	19,843,772
Officer and President(2)	2012	850,000		6,908,690	969,547	2,008,473	1,399,090	185,789	12,321,589

(1)	On April 13, 2014, Mr. DeRosa was appointed to serve as Chief Executive Officer of the Company. This table does not include compensation paid to Mr. DeRosa as a non-employee director before he became the Chief Executive Officer. Please see the “2014 Director Compensation Table” for information regarding Mr. DeRosa’s compensation as a non-employee director prior to his appointment as Chief Executive Officer.

(2)	On April 13, 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President of the Company. Mr. Chapman retired from his employment with the Company on June 30, 2014.

(3)	Effective November 1, 2012, Mr. Brinker’s base salary was increased from $300,000 to $432,000.

(4)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 (excluding the effect of possible forfeitures (in accordance with SEC rules) for awards subject to time-based vesting and awards subject to performance conditions).

The amounts for 2014 represent the following:

For Mr. DeRosa:

•	$4,960,000 of awards for the aggregate 2013-2015 Long-Term Incentive Program (see below and pages 48-49 for additional information regarding this program); and

•	$1,000,000 of performance-based restricted stock units (15,618 units) that were granted pursuant to a performance-based restricted stock unit grant agreement. See page 36 of the “Compensation Discussion and Analysis” section for additional information regarding this performance-based restricted stock unit award. The value of this award is based on the probable outcome of the performance conditions as of the grant date for the award, which was $1,000,000.

For all other Named Executive Officers:

•	the value of the restricted stock awards granted in early 2014 for 2013 performance.

The amounts for 2013 represent the following:

For Mr. Chapman:

•	$5,655,477 of restricted stock awards granted in early 2013 for 2012 performance;

•	$8,100,000 of awards for the aggregate 2013-2015 Long-Term Incentive Program (see below and pages 48-49 for additional information regarding this program); and

•	$2,000,000 of performance shares that were granted in early 2013 as part of his previous employment agreement. The value of this award is based on the probable outcome of the performance conditions as of the grant date for the award, which was $2,000,000.

For all other Named Executive Officers (except for Mr. DeRosa):

•	$1,488,535 ($1,616,833 for Mr. Brinker) of restricted stock awards granted in early 2013 for 2012 performance; and

•	$1,875,000 of awards for the aggregate 2013-2015 Long-Term Incentive Program (see below and pages 48-49 for additional information regarding this program).

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	51

Executive Compensation (continued)

For the 2013-2015 program, the values are based upon the probable outcome of the performance conditions as of the grant date for the awards, which were $8,100,000 for Mr. Chapman, $4,960,000 for Mr. DeRosa and $1,875,000 for the other Named Executive Officers. The maximum value of the awards under the 2013-2015 program (assuming that the highest level of performance is achieved) is $14,100,000 for Mr. Chapman, $7,300,685 for Mr. DeRosa and $3,000,000 for the other Named Executive Officers. The grant-date fair value and maximum value each represent the aggregate amounts that the Named Executive Officers could receive for corporate performance from 2013 to 2015.

For restricted stock grants (and deferred stock unit grants in 2012 only) to the Named Executive Officers, the values are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant), which were $56.28, $61.95 and $57.33 for grants on February 6, 2014, February 7, 2013 and January 26, 2012, respectively. For the extension awards granted to Mr. Chapman in 2012, the value is based on the share price on the date of grant, which was $57.21 for the grant on January 31, 2012.

(5)	Amounts set forth in this column represent the grant-date fair value calculated in accordance FASB ASC Topic 718 for stock option grants to the NEOs. The Black-Scholes option valuation methodology was used based on estimates as of the grant date. In using such methodology, the following assumptions were used:

Grant Date	Exercise Price (Share Price at Grant Date)	Expected Term (Years)	Estimated Volatility	Dividend Yield	Risk-Free Rate
1/26/2012	$57.33	7	35.15%	5.16%	1.48%

(6)	Mr. Chapman’s annual cash incentive award for 2014 is prorated based on Mr. Chapman’s employment with the Company through June 30, 2014. Mr. DeRosa’s annual cash incentive award for 2014 is also prorated based on the portion of 2014 during which he served as Chief Executive Officer.

(7)	Amount represents the change in the present value of the SERP benefit, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan.

(8)	“All Other Compensation” includes the following:

Name	Company Contribution to 401(k) Plan	Term Life Insurance Premiums(a)	Long-Term Care Insurance Premiums(a)	Medical Insurance Premiums(a)	Club Member Dues(a)	Value of DER Payments on Performance Shares(b)	Value of DER Payments on 2013-2015 LTIP Awards(c)	Spousal Travel Expenses(a)	Automobile Allowance(a)	Relocation Expenses(a)	Retirement Payments		Total
DeRosa	$0	$0	$0	$9,787	$0	$0	$0	$0	$11,700	$73,687	$0		$95,174
Estes	13,000	0	0	0	0	12,007	0	2,312	0	0	0		27,319
Brinker	13,000	0	0	0	0	0	0	0	0	0	0		13,000
Herman	13,000	0	0	0	0	15,009	0	2,042	0	0	0		30,051
Miller	13,000	0	0	0	0	12,007	0	2,024	0	0	0		27,031
Chapman	13,000	55,984	10,556	0	9,711	144,990	571,997	1,253	0	0	5,856,353	(d)	6,663,844
(a)	See “Compensation Discussion and Analysis—Benefits and Perquisites” for additional information regarding (i) the automobile allowance and the relocation expenses paid by the Company on behalf of Mr. DeRosa; (ii) the medical insurance premiums paid by the Company on behalf of Mr. DeRosa; (iii) the term life and long-term care insurance premiums and club membership dues paid by the Company on behalf of Mr. Chapman; and (iv) the spousal travel expenses paid by the Company.

(b)	Represents dividend equivalent rights (“DER”) payments on certain performance awards that were paid on January 31, 2014 and February 15, 2014 upon vesting of the underlying performance awards (rather than currently). The value of such DER payments was not included in the grant date fair value of the performance awards.

(c)	Represents DER payments on certain awards for the 2013-2015 Long-Term Incentive Program that were paid to Mr. Chapman on September 12, 2014 upon vesting of the underlying awards (rather than currently) pursuant to a retirement and consulting agreement entered into by the Company and Mr. Chapman. The value of such DER payments was not included in the grant date fair value of the awards. See note 3 to the “2014 Outstanding Equity Awards at Fiscal Year-End Table” for additional information regarding these shares.

(d)	On April 13, 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President of the Company. Mr. Chapman remained an employee of the Company until June 30, 2014. In connection with his retirement, the Company and Mr. Chapman entered into a separate retirement and consulting agreement pursuant to which the Company agreed to pay Mr. Chapman (i) $5,848,885, which represents a lump-sum retirement payment, and (ii) $7,468 in administrative support and office supplies provided by the Company to Mr. Chapman in 2014.

(9)	As explained in note 4 above, the Total Compensation amounts for 2014 include $4,960,000 for Mr. DeRosa for aggregate awards he might receive under the 2013-2015 Long-Term Incentive Program. Amounts for 2013 include (i) $2,000,000 of performance shares that were granted in 2013 to Mr. Chapman under his previous employment agreement and (ii) $8,100,000 for Mr. Chapman and $1,875,000 for the other Named Executive Officers (except for Mr. DeRosa) for aggregate awards they might receive under the 2013-2015 Long-Term Incentive Program.

52	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation (continued)

2014 Grants of Plan-Based Awards Table

The table below provides information regarding grants of awards to the NEOs under the Company’s long-term incentive plans.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards				Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	High ($)	Maximum ($)
Thomas J. DeRosa(1)	—	(2)	$441,788	$883,575	$1,767,150
	4/13/14	(3)				$858,904	$2,834,384	$5,668,767	$7,300,685		$4,960,000
	7/30/14	(4)					1,000,000				1,000,000
Scott A. Estes	—	(2)	350,921	701,843	1,216,527
	2/6/14	(5)								9,360	526,781
Scott M. Brinker	—	(2)	343,109	686,217	1,372,434
	2/6/14	(5)								9,893	556,778
Charles J. Herman, Jr.	—	(2)	343,109	686,217	1,258,065
	2/6/14	(5)								9,360	526,781
Jeffrey H. Miller	—	(2)	350,921	701,843	1,052,764
	2/6/14	(5)								9,182	516,763
George L. Chapman	—	(2)	328,313	656,625	1,313,250
	2/6/14	(5)								31,290	1,761,001

(1)	The awards reported in the table above do not include the award of 1,688 deferred stock units to Mr. DeRosa on February 6, 2014, with a grant date fair value of $95,001, in connection with his service as a non-employee director prior to his appointment as Chief Executive Officer. Please see the “2014 Director Compensation Table” for information regarding Mr. DeRosa’s compensation as a non-employee director prior to his appointment as Chief Executive Officer.

(2)	Represents annual incentive program earnings opportunity for 2014. The actual amount earned by each of the NEOs under the annual incentive program in 2014 was paid in 2015 and is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The estimated future payments for Mr. DeRosa are prorated based on the portion of 2014 during which he served as Chief Executive Officer.

(3)	Represents long-term incentive earnings opportunity under the 2013-2015 Long-Term Incentive Program. The performance measures under this program will be evaluated as of December 31, 2015. Any award earned will be paid in a number of shares of restricted stock equal to the dollar value of the earned award based on the average of the closing prices per share of common stock for the last two trading days for each calendar year in the performance period. Any restricted shares granted to Mr. DeRosa will vest as follows: one-third in early 2016, one-third on December 31, 2016 and one-third on December 31, 2017 (subject to earlier evaluation and vesting in connection with a change in corporate control or a qualified termination of employment). See pages 48-49 for additional information regarding the 2013-2015 program.

(4)	Represents 15,618 performance-based restricted stock units that were granted to Mr. DeRosa pursuant to a performance-based restricted stock unit grant agreement. See page 36 of the “Compensation Discussion and Analysis” section for additional information regarding this performance-based restricted stock unit award.

(5)	Shares of restricted stock were granted on February 6, 2014 for performance in 2013. The restrictions on restricted stock lapse in 4 equal installments–25% on the grant date and 25% on each of the first three anniversaries of the date of grant. The grant date fair value is based on a per share grant price of $56.28, the closing price of the Company’s common stock on February 6, 2014, the date of the grant.

(6)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions and methodologies used to value the awards reported in this column, see note 4 to the Summary Compensation Table.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	53

Executive Compensation (continued)

Employment Agreements

The Company has employment agreements with each of Mr. DeRosa, Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller. On April 13, 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President of the Company and his employment agreement was terminated as of that date.

For a description of the provisions of the agreements regarding compensation and benefits payable upon termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” on pages 58-61.

EMPLOYMENT AGREEMENT WITH THOMAS J. DEROSA

The Company has entered into an employment agreement with Thomas J. DeRosa, Chief Executive Officer of the Company, that expires on April 13, 2017. Mr. DeRosa receives a base salary that is reviewed and adjusted each year by the Compensation Committee and he is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. The Company also leases an automobile for Mr. DeRosa’s use during the term of his employment. Mr. DeRosa received a one-time grant of $1,000,000 of restricted stock units (15,618 units) on July 30, 2014 in connection with the commencement of his employment as CEO. Such restricted stock units are subject to periodic vesting over three years of continued employment as well as performance goals for the one-year performance period ending on April 12, 2015 as established by the Compensation Committee. Mr. DeRosa also received a relocation and transition allowance of $100,000 for his relocation to the greater Toledo, Ohio area. In addition, to the extent the Company no longer maintains the plan in which Mr. DeRosa is participating as of May 1, 2014 and, if he elects to not participate in any other group health plan sponsored or maintained by the Company, he may receive a cash payment in lieu of such benefits up to $2,000 per month.

EMPLOYMENT AGREEMENTS WITH SCOTT A. ESTES, SCOTT M. BRINKER, CHARLES J. HERMAN, JR. AND JEFFREY H. MILLER

The Company has entered into employment agreements with each of Scott A. Estes, Executive Vice President and Chief Financial Officer of the Company; Scott M. Brinker, Executive Vice President and Chief Investment Officer of the Company; Charles J. Herman, Jr., Executive Vice President and President of Seniors Housing and Post-Acute of the Company; and Jeffrey H. Miller, Executive Vice President and Chief Operating Officer of the Company, that expire on January 31, 2017, and provide for optional successive two-year renewal terms. Each of these NEOs receives a base salary that is reviewed and adjusted each year by the Compensation Committee and is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans.

EMPLOYMENT AND CONSULTING AGREEMENTS WITH GEORGE L. CHAPMAN

On April 13, 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President of the Company and his employment agreement was terminated as of that date. Mr. Chapman retired from his employment with the Company on June 30, 2014. In connection with his retirement, the Company and Mr. Chapman entered into a separate retirement and consulting agreement pursuant to which Mr. Chapman agreed to provide consulting and advisory services to the Company and otherwise support the business of the Company for a period of up to three years. He will be paid a fee of $104,167, $62,500 and $41,667 per month during the first, second and third year of the consulting period, respectively, and provided with office space and support.

54	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation (continued)

2014 Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding outstanding equity-based awards granted to the NEOs under the Company’s long-term incentive plans.

		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date		# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Thomas J. DeRosa(1)	4/13/14									96,481	$7,300,685	(3)
	7/30/14									15,618	1,811,814	(4)
Scott A. Estes	1/26/12	9,722	14,583	$57.33	1/26/22	(5)
	1/27/11	11,690	7,792	49.17	1/27/21	(5)
	1/28/10	19,021	4,755	43.29	1/28/20	(5)
	1/29/09	22,985	0	37.00	1/29/19	(5)
	2/6/14						7,020	$531,203	(6)
	2/7/13						19,222	1,454,529	(7)
	1/26/12						8,478	641,530	(7)
	1/27/11						4,564	345,358	(7)
	1/28/10						2,577	195,002	(7)
	1/26/12						13,082	989,915	(8)
	2/7/13									39,646	3,000,000	(3)
Scott M. Brinker	1/26/12	7,202	10,800	57.33	1/26/22	(5)
	1/27/11	3,126	2,082	49.17	1/27/21	(5)
	1/28/10	3,197	799	43.29	1/28/20	(5)
	1/29/09	719	0	37.00	1/29/19	(5)
	1/21/08	1,355	0	40.83	1/21/18	(5)
	1/22/07	1,798	0	45.73	1/22/17	(5)
	2/6/14						7,419	561,396	(6)
	2/7/13						20,879	1,579,914	(7)
	1/26/12						6,279	475,132	(7)
	1/27/11						1,220	92,317	(7)
	1/28/10						433	32,765	(7)
	1/26/12						5,232	395,905	(8)
	2/7/13									39,646	3,000,000	(3)
Charles J. Herman, Jr.	1/26/12	9,722	14,583	$57.33	1/26/22	(5)
	1/27/11	3,994	7,988	49.17	1/27/21	(5)
	1/28/10	4,755	4,755	43.29	1/28/20	(5)
	1/29/09	5,184	0	37.00	1/29/19	(5)
	2/6/14						7,020	$531,203	(6)
	2/7/13						19,222	1,454,529	(7)
	1/26/12						8,478	641,530	(7)
	1/27/11						4,678	353,984	(7)
	1/28/10						2,577	195,002	(7)
	1/26/12						14,391	1,088,967	(8)
	2/7/13									39,646	3,000,000	(3)

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	55

Executive Compensation (continued)

		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date		# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Jeffrey H. Miller	1/26/12	9,642	14,461	57.33	1/26/22	(5)
	1/27/11	0	7,988	49.17	1/27/21	(5)
	1/28/10	4,755	4,755	43.29	1/28/20	(5)
	1/29/09	5,390	0	37.00	1/29/19	(5)
	2/6/14						6,886	521,064	(6)
	2/7/13						19,222	1,454,529	(7)
	1/26/12						8,407	636,158	(7)
	1/27/11						4,678	353,984	(7)
	1/28/10						2,577	195,002	(7)
	1/26/12						13,082	989,915	(8)
	2/7/13									39,646	3,000,000	(3)
George L. Chapman(2)	1/26/12	87,268	0	57.33	1/26/22	(5)
	1/27/11	79,751	0	49.17	1/27/21	(5)
	1/28/10	18,858	0	43.29	1/28/20	(5)
	2/7/13									93,168	7,050,000	(3)

(1)	Outstanding equity awards for Mr. DeRosa do not include outstanding deferred stock unit awards granted in connection with his service as a non-employee director prior to his appointment as Chief Executive Officer as listed in the table below. The market value of these awards is based on a share price of $75.67, the closing price of the Company’s common stock on December 31, 2014, the last trading day of 2014. These deferred stock unit grants vest in three equal installments on the first three anniversaries of the date of grant.

Grant Date	Number of Units That Have Not Vested	Market Value of Units That Have Not Vested ($)
2/6/14	1,688	127,731
2/7/13	1,022	77,335
1/26/12	552	41,770

(2)	As of April 13, 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President of the Company. Mr. Chapman retired from his employment with the Company on June 30, 2014.

(3)	Based on a share price of $75.67, the closing price of the Company’s common stock on December 31, 2014, the last trading day of 2014. The number and market or payout value of the awards under the 2013-2015 program is based on extraordinary performance because corporate performance after the second year of the three-year performance period exceeded high performance. A portion of Mr. Chapman’s awards under the 2013-2015 program vested upon his retirement and Mr. Chapman will receive the remaining portion based on the performance of the Company as determined at the end of the 2013-2015 performance period subject to certain conditions. See pages 48-49 for additional information regarding the 2013-2015 program.

(4)	Based on a share price of $75.67, the closing price of the Company’s common stock on December 31, 2014, the last trading day of 2014. These performance-based restricted stock units vest in three equal installments—one-third on the date that the Compensation Committee certifies the achievement of certain performance goals or on April 13, 2015, whichever is later; one-third on April 13, 2016; and one-third on April 13, 2017.

(5)	These options vest ratably over five years on the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(6)	Based on a share price of $75.67, the closing price of the Company’s common stock on December 31, 2014, the last trading day of 2014. On February 6, 2014, one-fourth of the shares of restricted stock vested. The remaining shares of restricted stock vest in three equal installments on the first three anniversaries of the date of grant.

(7)	Based on a share price of $75.67, the closing price of the Company’s common stock on December 31, 2014, the last trading day of 2014. The restrictions on restricted stock lapse ratably over five years on the first five anniversaries of the date of grant.

(8)	Based on a share price of $75.67, the closing price of the Company’s common stock on December 31, 2014, the last trading day of 2014. On January 31, 2012, one-fourth of the deferred stock units vested. The remaining deferred stock units vest in three equal annual installments in each of 2015, 2016 and 2017.

56	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation (continued)

2014 Option Exercises and Stock Vested Table

The table below provides information regarding the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2014 for the NEOs.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Thomas J. DeRosa(1)	0	$0	1,709	$96,276
Scott A. Estes	18,000	527,681	18,558	1,037,485
Scott M. Brinker	6,532	220,054	11,336	631,521
Charles J. Herman, Jr.	5,151	192,076	19,383	1,082,451
Jeffrey H. Miller	18,648	470,432	18,578	1,036,898
George L. Chapman	39,106	1,391,038	398,521	23,880,885
(1)	Represents 1,709 deferred stock units that vested in connection with his service as a non-employee director prior to his appointment as Chief Executive Officer.

2014 Pension Benefits Table

The table below provides information regarding the SERP adopted by the Compensation Committee of the Board of Directors effective January 1, 2001. The SERP is a non-qualified defined benefit pension plan that provides certain executives selected by the Compensation Committee with supplemental deferred retirement benefits. The SERP provides an opportunity for participants to receive retirement benefits that cannot be paid under the Company’s 401(k) Plan because of the restrictions imposed by ERISA and the Code. During 2014, George L. Chapman was the only participant in the SERP, commencing monthly receipt of his benefit on November 1, 2014 with guaranteed payments through October 1, 2019 at which time all benefits will cease.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
George L. Chapman	SERP	13.28	$6,882,256	$245,808
(1)	Represents the number of years of employment after January 1, 2001.

(2)	Calculated by discounting the current accumulated benefit payable at normal retirement age under the elected optional form of a five-year period certain distribution. This discounting uses a 1.50% discount rate.

The SERP benefit is designed to provide a benefit payable at retirement at age 65 or older equal to 35% of the participant’s average compensation at retirement, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan. Since the SERP benefit accrues over the career of the participant, if the participant retires before his 65th birthday, the benefit will be subject to a reduction for proration of length of participation and a further reduction based upon the number of months the participant’s retirement occurs prior to his or her 65th birthday. Since Mr. Chapman remained employed beyond age 65, a reduction in the monthly benefit delivered per the terms of his elected optional form is possible due to the decreased mortality expectation and the growth of his qualified plan offset. Therefore, during 2013, the SERP was amended to provide a supplemental benefit equal to one half of one percent (.5%) of Mr. Chapman’s average monthly compensation, multiplied by years of participation, including fractional years, completed subsequent to his attainment of age 65. “Average compensation” is defined under the SERP to mean the average of the three highest years of salary and bonus compensation considering all years completed prior to the date of retirement. The actuarial equivalent of the benefit provided by the Company’s 401(k) Plan represents the value of Company contributions to the participant’s plan accounts projected to age 65 and expressed as a monthly benefit payable for life. The projected value of Company contributions is determined by using all contributions made on behalf of the participant for plan years completed prior to the date of retirement and a 7.5% interest rate compounded annually.

The SERP is unfunded and all benefits will be paid from the general assets of the Company. Eligibility is limited to a select group of management or highly compensated employees whose qualified plan benefits are limited by ERISA and the Code.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	57

Executive Compensation (continued)

Potential Payments Upon Termination or Change in Corporate Control

THOMAS J. DEROSA

Severance Payments and Benefits. If Mr. DeRosa terminates his employment for “good reason” (as defined in his employment agreement) or is terminated without cause by the Company, he would receive a series of semi-monthly severance payments for 24 months. The semi-monthly severance payments would be calculated using an amount equal to the sum of one-twenty-fourth (1/24) of the sum of his annual base salary and target annual cash bonus opportunity at the time of termination.

If Mr. DeRosa terminates his employment for good reason or is terminated without cause by the Company during the 24 months following a “change in corporate control” (as defined in his employment agreement) and during the term of his employment agreement, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 36 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth (1/12) of the sum of his annual base salary and the average of the annual bonuses paid to Mr. DeRosa for the three, or, if applicable, fewer fiscal years immediately preceding the change in corporate control.

Mr. DeRosa also would be entitled to receive a prorated portion of the annual bonus that he would have earned if he had remained employed for the entire year and continued coverage under any group health plan maintained by the Company for the period during which he elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost to him comparable to the cost he would have incurred for the same coverage had he remained employed during such period.

If it is determined that any payment by the Company to Mr. DeRosa in connection with a change in corporate control would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the amount of such payment will be the greater, on an after-tax basis, of the full payment or a lesser amount which would result in no portion of any such payment being subject to the excise tax.

In the event of Mr. DeRosa’s death or his involuntary termination following a Board determination that he is disabled, Mr. DeRosa or his beneficiary, as applicable, would receive a prorated portion of the annual bonus that Mr. DeRosa would have earned if he had remained employed for the entire year.

If Mr. DeRosa voluntarily terminates his employment or is terminated for cause, Mr. DeRosa would receive accrued but unpaid base salary and paid time off, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards. Mr. DeRosa’s stock option, restricted stock and deferred stock unit awards with time-based vesting granted under the Company’s incentive plans would become vested and immediately exercisable in the event that Mr. DeRosa terminates his employment for good reason or is terminated without cause by the Company (whether or not following a change in corporate control), or upon his death or disability.

The performance awards granted to Mr. DeRosa under the 2013-2015 program will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control. In the event that Mr. DeRosa terminates his employment for good reason or is terminated without cause by the Company or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. DeRosa would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. DeRosa under this program would become vested.

The performance-based restricted stock units granted to Mr. DeRosa pursuant to a performance-based restricted stock unit grant agreement would become vested in the event that Mr. DeRosa terminates his employment for good reason or is terminated without cause by the Company prior to the end of the performance period. The Compensation Committee would determine the actual level of achievement of the performance goals as of the end of the quarter immediately preceding such termination or, in the case of a change in corporate control, both immediately prior to the change in corporate control and at the time of such termination, whichever would result in the greater amount of vesting to Mr. DeRosa. In the event of Mr. DeRosa’s death or disability prior to the end of the performance period, a pro rata portion of the performance-based restricted stock units would become vested based on the number of months in which Mr. DeRosa was employed during the performance period.

In the event that Mr. DeRosa terminates his employment for good reason or is terminated without cause by the Company or upon his death or disability after the end of the performance period, any outstanding performance-based restricted stock units would become fully vested.

Settlement of the performance-based restricted stock units is automatically deferred under the terms of the performance-based restricted stock unit grant agreement until the earliest of Mr. DeRosa’s “separation from service” (as defined by Section 409A of the Code), a change in control of the Company or his death.

Non-Competition, Non-Solicitation and Non-Disparagement. In the event of a termination of employment of Mr. DeRosa for any reason, Mr. DeRosa would be subject to a non-competition agreement for a period of one year from the time his employment ceases, or, if later, during any period in

58	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation (continued)

which he is receiving any severance or change in corporate control payments (the “Restricted Period”). Mr. DeRosa would also be subject to a non-solicitation and non-disparagement agreement during the Restricted Period

SCOTT A. ESTES

Severance Payments and Benefits. If Mr. Estes is terminated without cause, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for each month during the remaining term of his employment agreement or for 12 months, whichever is greater (the “Severance Period”). If Mr. Estes resigns or is terminated without cause during the 12 months following a “change in corporate control” (as defined in his employment agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the termination or change in corporate control or a minimum bonus equal to 35% of his annual base salary. Mr. Estes also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If Mr. Estes is terminated without cause and he obtains a replacement position with a new employer, Mr. Estes would be obligated to repay to the Company an amount equal to all amounts he receives as compensation for services performed during the Severance Period; provided that the aggregate repayment obligation will not exceed the amount of the lump sum severance payment. If it is determined that any payment by the Company to Mr. Estes in connection with a change in corporate control would be a golden parachute subject to excise tax, the Company would be obligated to make an additional payment to him to cover such excise tax.

In the event of Mr. Estes’ death, his beneficiary would receive a lump sum payment equal to the present value of a series of monthly payments for each month during the remainder of the term of his employment agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the date of death or a minimum bonus equal to 35% of his annual base salary. In addition, the death benefits payable under any retirement, deferred compensation, life insurance or other employee benefit maintained by the Company will be paid to the beneficiary designated by Mr. Estes.

In the event of Mr. Estes’ involuntary termination following a Board determination that he is disabled, Mr. Estes would receive monthly payments for each month during the remainder of the term of his employment agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the date of disability or a minimum bonus equal to 35% of his annual base salary. These payments would terminate if Mr. Estes returns to active employment, either with the Company or otherwise. In addition, these payments would be reduced by any amounts paid to Mr. Estes under any long- term disability plan or other disability program or insurance policies maintained by the Company.

If Mr. Estes voluntarily terminates his employment or is terminated for cause, Mr. Estes only would be entitled to accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards. Mr. Estes’ stock option, restricted stock and deferred stock unit awards with time-based vesting granted under the Company’s incentive plans would become vested and immediately exercisable in the event Mr. Estes is terminated without cause by the Company, upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company, upon a change in corporate control or upon his death, disability or retirement after the age of 65.

The performance awards granted to Mr. Estes under the 2013-2015 program will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control. In the event that Mr. Estes terminates his employment for good reason or is terminated without cause by the Company, or upon the non-renewal of his employment agreement by the Company or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. Estes would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. Estes under this program would become vested.

Non-Competition and Non-Solicitation. In the event of a voluntary termination by Mr. Estes, the election by Mr. Estes not to extend the term of his employment agreement or a termination for cause by the Company, Mr. Estes would be subject to a one-year non-competition agreement. In addition, upon the termination of his employment agreement for any reason, Mr. Estes would be subject to a non-solicitation agreement for a period of one year from the time his employment agreement ceases, or if later, during the Severance Period (in the event of an involuntary termination by the Company) or for a period of 24 months after an involuntary termination or voluntary resignation following a change in corporate control.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	59

Executive Compensation (continued)

SCOTT M. BRINKER

Severance Payments and Benefits. If Mr. Brinker terminates his employment for “good reason” (as defined in his employment agreement) or is terminated without cause by the Company, he would receive a series of monthly severance payments for each month during the remaining term of his employment agreement or for 12 months, whichever is greater. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Brinker for the prior three fiscal years immediately preceding the termination date. Mr. Brinker also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. Mr. Brinker also would be entitled to receive accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

In the event of Mr. Brinker’s voluntary termination, termination for cause, termination as a result of the expiration of the term of his employment agreement, death or involuntary termination following a Board determination that he is disabled, Mr. Brinker or his beneficiary (as applicable) would receive his accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans. If Mr. Brinker terminates his employment for good reason or is terminated without cause during the 24 months following a “change in corporate control” (as defined in his employment agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Brinker for the prior three fiscal years ending prior to the change in corporate control. Mr. Brinker also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of his employment agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If it is determined that any payment by the Company to Mr. Brinker in connection with a change in corporate control would be a golden parachute subject to excise tax, and if reducing the amount of the payments would result in greater benefits to Mr. Brinker, the payments will be reduced by the amount necessary to maximize the benefits received by Mr. Brinker, determined on an after-tax basis. Mr. Brinker also would be entitled to receive accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards. Mr. Brinker’s stock option, restricted stock and deferred stock unit awards with time-based vesting granted under the Company’s incentive plans would become vested and immediately exercisable in the event that Mr. Brinker terminates his employment for good reason or is terminated without cause by the Company, upon the expiration of the term of his employment agreement if such expiration is as a result of non-renewal of such agreement by the Company, upon a change in corporate control or upon his death, disability or retirement after the age of 65.

The performance awards granted to Mr. Brinker under the 2013-2015 program will be deemed earned as of the date of a change in corporate control based on the Compensation Committee’s evaluation of corporate performance relative to the performance targets as of the day prior to a change in corporate control. In the event that Mr. Brinker terminates his employment for good reason or is terminated without cause by the Company, or upon the non-renewal of his employment agreement by the Company or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and Mr. Brinker would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. In the event of such a termination after the end of the performance period, any shares granted to Mr. Brinker under this program would become vested.

Non-Competition and Non-Solicitation. Upon the termination of his employment agreement for any reason (other than the expiration of the term of his employment agreement as a result of the Company’s election not to renew such agreement), Mr. Brinker will be subject to (1) a one-year non-competition agreement, and (2) a non-solicitation agreement for a period of one year from the later of the time his employment agreement ceases or when monthly severance payments under such agreement cease.

CHARLES J. HERMAN, JR. AND JEFFREY H. MILLER

The Company’s employment and award agreements with Mr. Herman and Mr. Miller are identical to the Company’s employment and award agreements with Mr. Estes, except that, in the case of Mr. Herman and Mr. Miller, the minimum bonus that may be used to calculate severance payments owed in the event of a change in corporate control, or upon death, disability or termination without cause is equal to 30% of annual base salary, rather than 35%.

60	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation (continued)

GEORGE L. CHAPMAN

On April 13, 2014, Mr. Chapman resigned as Chairman, Chief Executive Officer and President of the Company. Mr. Chapman retired from his employment with the Company on June 30, 2014. In connection with his retirement, the Company and Mr. Chapman entered into a separate retirement and consulting agreement pursuant to which the Company agreed to pay Mr. Chapman $5,848,885, which represents a lump-sum retirement payment. Mr. Chapman also received a $6,154,000 stock award as a partial payment under the Company’s 2013-2015 Long-Term Incentive Program. He also received a prorated portion of the annual cash bonus for 2014 in the amount of $1,137,701, based on the portion of 2014 during which he served as Chairman, Chief Executive Officer and President. He was also entitled to continuation of certain life, health and disability programs at the Company’s expense. Mr. Chapman signed a general release of claims in favor of the Company in exchange for these payments.

Vesting of Incentive Awards. Vesting of 195,215 shares of restricted stock and options for the purchase of 103,350 shares of the Company’s common stock were accelerated as of June 30, 2014. The exercise date of all of Mr. Chapman’s options was extended until the earlier of the end of the stock options’ term or June 30, 2019. Provided Mr. Chapman continues to provide consulting services to the Company until the date the Compensation Committee certifies the performance under the Company’s 2013-2015 Long-Term Incentive Program and otherwise fulfills his commitments under his retirement and consulting agreement, at the end of the consulting period, Mr. Chapman will receive the remaining portion of his long-term incentive award based on the performance of the Company as determined at the end of the 2013-2015 performance period.

Future Consulting Services. Following his retirement, Mr. Chapman has agreed to provide consulting services to the Company. He will receive a consulting fee of $104,167, $62,500 and $41,667 per month during the first, second and third year of the consulting period. Mr. Chapman will also be entitled to future reimbursement of medical insurance premiums up to $400,000 provided he provides consulting services through June 30, 2015 in accordance with the terms of his retirement and consulting agreement. If Mr. Chapman terminates his consulting services or the Company terminates his services as a result of a violation of any of his restrictive covenants, the consulting payments will cease.

Non-Competition, Non-Solicitation and Non-Disparagement. During Mr. Chapman’s consulting period, and in some instances after the end of that period, Mr. Chapman is obligated to comply with various restrictive covenants, including a non-compete, non-solicit, non-disparagement, and protection of the Company’s confidential information.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	61

Executive Compensation (continued)

Quantification of Benefits

The table below reflects estimates of the amounts of compensation that would be paid to the NEOs (other than Mr. Chapman) in the event of their termination. The amounts assume that such termination was effective as of December 31, 2014. The actual amounts to be paid to a NEO can only be determined at the time of such executive’s separation from the Company.

Name/ Type of Termination	Cash Severance(2)	Continued Benefits(3)	Accelerated Vesting of Unvested Equity Compensation(4)	Excise Tax Gross-Up(5)	Total
Thomas J. DeRosa
For Cause or Resignation without Good Reason	$0	$0	$0	$0	$0
Death or Disability	0	0	4,567,054	0	4,567,054
Involuntary Termination without Cause or Resignation for Good Reason	2,062,500	26,339	4,960,992	0	7,049,831
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,473,474	26,339	6,850,581	0	9,350,394
Scott A. Estes
For Cause or Resignation without Good Reason	$0	$0	$0	$0	$0
Death or Disability	1,011,750	0	6,336,415	0	7,348,165
Involuntary Termination without Cause or Resignation for Good Reason	1,011,750	12,192	6,336,415	0	7,360,357
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,023,095	12,192	7,086,415	0	9,121,702
Non-Renewal of the Employment Agreement by the Company(1)	0	0	6,336,415	0	6,336,415
Scott M. Brinker
For Cause or Resignation without Good Reason	$0	$0	$0	$0	$0
Death or Disability	0	0	4,921,670	0	4,921,670
Involuntary Termination without Cause or Resignation for Good Reason	1,023,641	11,875	4,921,670	0	5,957,186
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,046,872	11,875	5,671,670	0	7,730,417
Non-Renewal of the Employment Agreement by the Company(1)	0	0	4,921,670	0	4,921,670
Charles J. Herman, Jr.
For Cause or Resignation without Good Reason	$0	$0	$0	$0	$0
Death or Disability	1,011,750	0	6,449,289	0	7,461,039
Involuntary Termination without Cause or Resignation for Good Reason	1,011,750	12,095	6,449,289	0	7,473,134
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	2,023,095	12,095	7,199,289	0	9,234,479
Non-Renewal of the Employment Agreement by the Company(1)	0	0	6,449,289	0	6,449,289
Jeffrey H. Miller
For Cause or Resignation without Good Reason	$0	$0	$0	$0	$0
Death or Disability	998,405	0	6,332,158	0	7,330,563
Involuntary Termination without Cause or Resignation for Good Reason	998,405	12,192	6,332,158	0	7,342,755
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,996,410	12,192	7,082,158	0	9,090,760
Non-Renewal of the Employment Agreement by the Company(1)	0	0	6,332,158	0	6,332,158

(1)	The employment agreements of Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller do not expire until January 31, 2017. For purposes of this table, the amounts of compensation included in this row assume that the applicable employment agreement was terminated as of December 31, 2014 upon a non-renewal of such employment agreement by the Company.

(2)	Cash Severance

Under the employment agreements for Mr. DeRosa, Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller, as of December 31, 2014, these executives would be entitled to (a) a lump sum severance payment equal to the present value of a series of monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate, (b) in the case of Mr. Brinker upon an involuntary termination without cause or a resignation for good reason, a series of monthly severance payments (rather than a lump sum), or (c) in the case of Mr. DeRosa upon an involuntary termination without cause or a resignation for good reason, a series of semi-monthly severance payments (rather than a lump sum). For Mr. DeRosa, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average annual bonus paid during the last three or, if applicable, fewer fiscal years, and the semi-monthly payment is 1/24 of the sum of his base salary plus the target annual cash bonus opportunity. For Mr. Estes, Mr. Herman and Mr. Miller, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of the executive’s base salary plus the greater of (a) the annual bonus paid during the last year or (b) a minimum bonus as a percent of base salary, as specified for each executive in the employment agreement. The annual bonuses paid during the last year have been in excess of the minimums specified in the agreement; thus the annual bonuses are used to calculate potential severance. For Mr. Brinker, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average annual bonus paid during the last three years and the monthly payment is equal to 1/12 of the sum of his base salary plus the average annual bonus paid during the last three years.

62	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Executive Compensation (continued)

For Mr. DeRosa, Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller, the number of monthly payments varies depending on the termination scenario:

•	If the termination is for cause by the Company or without good reason by the executive, no severance would be paid.

•	For Mr. DeRosa, upon the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, the calculation will be based on semi-monthly payments for 24 months. For Mr. DeRosa, the figures in the above table assume that semi-monthly severance payments will be made for 24 months. For Mr. Brinker, upon the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, and for Mr. Estes, Mr. Herman and Mr. Miller, upon the death of the executive or the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, the calculation will be based on the number of months remaining in the term of the agreement, but not less than 12 months for Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller. As of December 31, 2014, the remaining terms of each of the agreements of Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller was one month. Therefore, the figures in the above table assume the lump sum (or in the case of Mr. Brinker, the series of monthly payments) will be based on monthly payments for 12 months for Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller.

•	For Mr. DeRosa, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control, the lump sum will be based on monthly payments for 36 months. For Mr. Estes, Mr. Herman and Mr. Miller, upon involuntary termination without cause by the Company or voluntary termination by the executive for any reason within 12 months of a change in corporate control, the lump sum will be based on monthly payments for 24 months. For Mr. Brinker, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control, the lump sum will be based on monthly payments for 24 months.

The amounts reflected in the table above represent the discounted present value of the monthly payments assuming a 0.04% annual discount rate (the 90-day treasury rate as of December 31, 2014, the assumed date of termination).

Upon a termination by the Company following a Board determination that the executive is disabled, as of December 31, 2014, Mr. Estes, Mr. Herman and Mr. Miller would be entitled to cash severance payable in a series of monthly severance payments. For Mr. Estes, Mr. Herman and Mr. Miller, each monthly payment is equal to 1/12 of the sum of the executive’s base salary plus the greater of (a) the annual bonus paid during the last year or (b) a minimum bonus as a percent of base salary, as specified for each executive in the employment agreement. Payments would be made for each month during the remaining term of the agreement, but not for less than 12 months for Mr. Estes, Mr. Herman and Mr. Miller. Based on the remaining terms of their agreements, the figures in the above table assume payments would be provided for 12 months for Mr. Estes, Mr. Herman and Mr. Miller.

(3)	Continued Benefits

Under the employment agreement for Mr. DeRosa, as of December 31, 2014, Mr. DeRosa would be entitled to continued coverage at the Company’s expense under any group health plan in which he participated at the time of involuntary termination without cause by the Company or voluntary termination by him for good reason for the period during which he elects to receive be entitled to continuation coverage under Section 4980B of the Code at an after-tax cost comparable to the cost that Mr. DeRosa would have incurred for the same coverage had he remained employed during such period. The monthly cost of such benefits is estimated to be the current 2014 monthly costs. The same benefits would apply for Mr. DeRosa, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control.

Under the employment agreements for Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller, as of December 31, 2014, these executives would be entitled to continued coverage at the Company’s expense under life, health and disability insurance programs in which the executive participated at the time of involuntary termination without cause by the Company or voluntary termination by the executive for good reason, for the remaining term of the agreement, but not less than six months for Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller and for each executive not more than the period during which the executive would be entitled to continuation coverage under Section 4980B of the Code, if he elected such coverage and paid the applicable premiums. As of December 31, 2014, the remaining terms of each of the agreements of Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller was one month. Therefore, the figures in the above table assume continued benefits would be provided for 6 months for Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller. The monthly cost of such benefits is estimated to be the current 2014 monthly costs. The same benefits would apply for Mr. Brinker, upon involuntary termination without cause by the Company or voluntary termination by the executive for good reason within 24 months of a change in corporate control, and for Mr. Estes, Mr. Herman and Mr. Miller, upon involuntary termination without cause by the Company or voluntary termination by the executive for any reason within 12 months of a change in corporate control.

(4)	Accelerated Vesting of Unvested Equity Compensation

Under the employment agreements for Mr. DeRosa, Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller, as of December 31, 2014, upon involuntary termination without cause by the Company, voluntary termination for good reason by the executive or the death of the executive, or, in the case of Mr. DeRosa and Mr. Brinker, upon termination by the Company following a Board determination that the executive is disabled, all unvested stock and option awards would become fully vested. The numbers in this column represent the “in-the-money” value of unvested stock options and the full value of unvested restricted stock awards as of December 31, 2014 (the assumed termination date) where vesting would be accelerated upon termination under these scenarios.

For performance awards granted under the 2013-2015 program, in the event that Mr. DeRosa, Mr. Estes, Mr. Brinker, Mr. Herman or Mr. Miller terminates his employment for good reason or is terminated without cause by the Company, or upon the non-renewal of his employment agreement by the Company or his death, disability or retirement, the Compensation Committee will determine corporate performance relative to the performance targets as of the end of the calendar quarter immediately preceding the termination and such executive would receive a pro rata portion of the performance awards based on the number of months that he was employed by the Company in the performance period. As of December 31, 2014, two-thirds of the performance period had been completed, so if such a termination occurred on December 31, 2014 and the Compensation Committee determined that an award was earned, Mr. DeRosa, Mr. Estes, Mr. Brinker, Mr. Herman and Mr. Miller would receive two-thirds of the earned award. In the event of a change in corporate control, the Compensation Committee will evaluate corporate performance relative to the performance targets as of the day prior to the change in corporate control to determine any award earned by each executive at the time of the change in corporate control. The calculations included in this table for the performance awards are based on high achievement of the performance metrics during the completed portion of the performance period. Note that these amounts are different than the Company’s compensation expense for granting these awards and no portion of the awards will be deemed earned until after the Compensation Committee makes such a determination (either after completion of the performance period or in connection with an executive’s termination or a change in corporate control). The assumed share price upon each termination scenario is $75.67, which was the closing price as of December 31, 2014, the last trading day of the year.

For the performance-based restricted stock units granted to Mr. DeRosa pursuant to a performance-based restricted stock unit grant agreement, in the event that Mr. DeRosa terminates his employment for good reason or is terminated without cause by the Company prior to the end of the performance period, the Compensation Committee would determine the actual level of achievement of the performance goals as of the end of the quarter immediately preceding such termination or, in the case of a change in corporate control, both immediately prior to the change in corporate control and at the time of such termination, whichever would result in the greater amount of vesting to Mr. DeRosa. In the event of Mr. DeRosa’s death or disability prior to the end of the performance

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	63

Executive Compensation (continued)

period, a pro rata portion of the performance-based restricted stock units would become vested based on the number of months in which Mr. DeRosa was employed during the performance period. In the event that Mr. DeRosa terminates his employment for good reason or is terminated without cause by the Company or upon his death or disability after the end of the performance period, any outstanding performance-based restricted stock units would become fully vested. The calculations included in this table for these performance-based restricted stock units are based on 100% achievement of the performance goals. The assumed share price upon each termination scenario is $75.67, which was the closing price as of December 31, 2014, the last trading day of the year.

(5)	Excise Tax Gross-Up

Under the employment agreements for Mr. Estes, Mr. Herman and Mr. Miller, as of December 31, 2014, if any payments constitute “excess parachute payments” under Section 280G of the Code such that the executive incurs an excise tax under Section 4999 of the Code, the Company would provide an “excise tax gross-up” payment in an amount such that after payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the executive would receive the same amount of severance had the excise tax not applied. Mr. DeRosa and Mr. Brinker are not entitled to any “excise tax gross-up” payments under their employment agreements.

If a change in corporate control had occurred on December 31, 2014 and each of the Named Executive Officers (other than Mr. Chapman) was terminated as a result, none of these Named Executive Officers would have been subject to excise tax. In arriving at this conclusion, the following assumptions were used:

•	Each officer’s base amount was calculated by taking the average W-2 income (box 1) from the past five years (2009-2013).

•	The stock award parachute calculations for purposes of Code Section 280G were based on Black-Scholes valuation methodology using the most recent GAAP ASC Topic 718 option valuation assumptions (volatility of 15.14%, risk-free interest rate of 2.0%, dividend yield of 4.30%, and expected remaining term of 6.4 years). Under the Code Section 280G rules, the cost included in the parachute for the accelerated vesting of stock options, restricted shares and unvested dividend equivalent rights is the sum of (1) the excess of the aggregate accelerated benefit over the present value of the accelerated benefit and (2) the lapse of service obligation (1% times the number of months of vesting accelerated times the aggregate accelerated benefit).

•	The total parachute for each Named Executive Officer (other than Mr. Chapman) did not exceed the Code Section 280G “safe harbor,” which is three times the base amount minus $1. As a result, these Named Executive Officers would not have incurred any excise tax.

Risk Management and Compensation

As described above in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s compensation programs are designed, among other things, to encourage long-term shareholder value creation, rather than short-term shareholder value maximization. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, the compensation policies and practices for the NEOs and other employees do not encourage excessive risk-taking. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.

•	Balanced pay mix. A balanced mix of base salary, annual cash incentives and long-term equity compensation is provided. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by total shareholder return on an absolute basis and relative to two indices in the annual long-term incentive program and a variety of earnings, leverage, dividend and portfolio metrics in the three-year forward-looking long-term incentive program. In this way, the executive officers are motivated to consider the impact of decisions over the short, intermediate and long terms.

•	Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of the Company’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.

•	Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.

•	Long-term incentive grants. Restricted shares, which are well-aligned with shareholders because they have both upside potential and downside risk, make up 100% of the total value of the long-term incentive compensation program.

•	Clawback Policy. As discussed in “Corporate Governance—Clawback Policy,” the executive officers and certain other covered officers are subject to a clawback policy, which allows the Company to recover incentive compensation received by such officers in the event the Company is required to prepare a financial restatement due to the Company’s material non-compliance with any financial reporting requirement.

•	Stock ownership requirements. As discussed in “Executive Compensation—Compensation Discussion and Analysis–Ownership Guidelines” the executive officers are subject to stock ownership guidelines based on a multiple of base salary. These stock ownership guidelines align the interests of management with long-term shareholder interests.

To confirm the effectiveness of its approach to compensation, from time to time the Company reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, the Company inventories its material plans and programs, with particular emphasis on incentive compensation plans.

64	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2014, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans:

	(a) Number of Securities to be Issued Upon Exercise or Vesting of Options and Rights		(b) Weighted Average Exercise Price of Outstanding Options		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	724,497	(1)	$48.95	(2)	2,969,978	(3)
Equity compensation plans not approved by shareholders	None		N/A		None
Totals	724,479	(1)	$48.95	(2)	2,969,978	(3)
(1)	This number reflects the options granted under the 1995 Stock Incentive Plan, as amended, and the options and deferred stock units granted under the 2005 Long-Term Incentive Plan. See note 8 to the “2014 Outstanding Equity Awards at Fiscal Year-End Table” and note 9 to “2014 Director Compensation Table” for additional information regarding the deferred stock units.

(2)	This price does not include deferred stock units or restricted stock units granted under the 2005 Long-Term Incentive Plan.

(3)	This number reflects the 6,200,000 shares of common stock reserved for future issuance under the 2005 Long-Term Incentive Plan, as reduced by awards issued under the 2005 Long-Term Incentive Plan, and as increased by shares (i) granted under the 1995 Stock Incentive Plan or the 2005 Long-Term Incentive Plan that were forfeited, cancelled, surrendered or terminated unexercised, or (ii) withheld to satisfy tax liabilities arising from vesting of awards under the 1995 Stock Incentive Plan and the 2005 Long-Term Incentive Plan, in each case that are available for future issuance under the 2005 Long-Term Incentive Plan.

Notice of Annual Meeting of Shareholders and 2015 Proxy Statement	65

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Erin C. Ibele

Executive Vice President, Head of Human Capital and Corporate Secretary

66	Notice of Annual Meeting of Shareholders and 2015 Proxy Statement

HEALTH CARE REIT, INC.

4500 DORR STREET

TOLEDO, OHIO 43615

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Health Care REIT, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M84896-P61697            KEEP THIS PORTION FOR YOUR RECORDS

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HEALTH CARE REIT, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of nine directors to hold office until the next annual meeting of shareholders.

	Nominees:		For	Against	Abstain

	1a.	Thomas J. DeRosa	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
	1b. 1c.	Jeffrey H. Donahue Fred S. Klipsch	☐ ☐	☐ ☐	☐ ☐	2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2015; and	☐	☐	☐
	1d. 1e. 1f.	Geoffrey G. Meyers Timothy J. Naughton Sharon M. Oster	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	3.	Approval of the compensation of the Named Executive Officers as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the SEC.	☐	☐	☐

	1g. 1h. 1i.	Judith C. Pelham Sergio D. Rivera R. Scott Trumbull	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	NOTE: The proxies named on the reverse side of this proxy card are authorized to vote in their discretion upon any other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M84897-P61697

HEALTH CARE REIT, INC.

Annual Meeting of Shareholders

May 7, 2015 10:00 A.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Jeffrey H. Donahue and Thomas J. DeRosa, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HEALTH CARE REIT, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M. Eastern Time on Thursday, May 7, 2015, at The St. Regis New York, Two East 55th Street, at Fifth Avenue, New York, New York 10022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy will be voted in the discretion of the proxies on any other business that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be marked, dated and signed on reverse side